EXECUTION COPY








                            ASSET PURCHASE AGREEMENT

                               DATED MAY 31, 2000

                                      among

                             THERMO TERRATECH INC.,

                              METALLURGICAL, INC.,

                     CAL-DORAN METALLURGICAL SERVICES, INC.

                                       and

                              METAL TREATING INC.,

                                 as the Sellers,

                                       and

                              LINDBERG CORPORATION,

                                as the Purchaser

                                TABLE OF CONTENTS

                                                                            Page

1.0   Purchase and Sale of Assets............................................1

      1.1       Purchased Assets.............................................1
      1.2       Excluded Assets..............................................3

2.0   Purchase Price.........................................................4

      2.1       Amount of the Purchase Price.................................4
      2.2       Allocation of the Purchase Price Among the Purchased Assets..4
      2.3       Assumed Liabilities..........................................5
      2.4       Excluded Liabilities.........................................6
      2.5       Adjustment of Purchase Price.................................7

3.0   Closing................................................................8

      3.1       Time and Place of the Closing................................8
      3.2       Procedure at the Closing.....................................8
      3.3       Assignment to Subsidiaries...................................9

4.0   Representations and Warranties of the Sellers.........................10

      4.1       Organization, Power and Authority of the Sellers............10
      4.2       Financial Summaries.........................................10
      4.3       Liabilities of the Business.................................11
      4.4       Tax Matters.................................................11
      4.5       Purchased Real Estate; Purchased Leasehold Premises.........11
      4.6       Good Title to and Condition of the Purchased Assets.........13
      4.7       Licenses and Permits........................................14
      4.8       Proprietary Rights..........................................14
      4.9       Adequacy of the Purchased Assets............................14
      4.10      Insurance...................................................15
      4.11      Litigation..................................................15
      4.12      No Material Adverse Change..................................15
      4.13      Absence of Certain Acts or Events...........................15
      4.14      Compliance with Laws........................................16
      4.15      Environmental Matters.......................................16
      4.16      Employee Matters; Labor Relations...........................18
      4.17      Employee Benefits...........................................19
      4.18      Absence of Defaults.........................................21
      4.19      Authority; Binding Obligation; and No Conflict..............21
      4.20      Material Agreements, Contracts and Commitments..............22

      4.21      True and Complete Copies....................................22
      4.22      Brokers.....................................................22
      4.23      Recalls.....................................................22
      4.24      Related Party Transactions..................................22

5.0   Representations and Warranties of the Purchaser.......................23

      5.1       Organization, Power and Authority of the Purchaser..........23
      5.2       Due Authorization; Binding Obligation.......................23
      5.3       Brokers.....................................................24
      5.4       Litigation..................................................24
      5.5       Financing...................................................24
      5.6       Solvency....................................................24

6.0   Additional Covenants of the Parties...................................24

      6.1       All Commercially Reasonable Efforts.........................24
      6.2       Conduct of Business Pending the Closing.....................24
      6.3       Access to the Properties and Records of the Business........25
      6.4       No Disclosure...............................................25
      6.5       Bulk Sales Law..............................................26
      6.6       Expenses....................................................26
      6.7       Obligation to Notify........................................26
      6.8       Exclusive Dealing...........................................26
      6.9       Employee Matters............................................26
      6.10      Title Opinions and Surveys..................................28
      6.11      Noncompetition..............................................28

7.0   Conditions to the Obligations of the Purchaser........................29

      7.1       Accuracy of the Sellers' Representations and
                Warranties and Compliance by the Sellers with
                Their Obligations...........................................29
      7.2       Certified Resolutions.......................................30
      7.3       Opinion of Counsel..........................................30
      7.4       Receipt of Necessary Consents...............................30
      7.5       No Adverse Order............................................30
      7.6       No Material Adverse Change or Occurrence....................30
      7.7       HSR Act Waiting Periods.....................................30

8.0   Conditions to Obligations of the Sellers..............................30

      8.1       Accuracy of the Purchaser's Representations and Warranties
                and Compliance by the Purchaser with
                Its Obligations.............................................31
      8.2       Opinion of Counsel..........................................31
      8.3       Certified Resolutions.......................................31
      8.4       No Adverse Order............................................31
      8.5       HSR Act Waiting Periods.....................................31

9.0   Certain Actions After the Closing.....................................31

      9.1       The Purchaser to Act as Agent for the Sellers;
                Absence of Consents, Etc....................................31
      9.2       Delivery of Property Received by the Sellers After Closing..32
      9.3       Execution of Further Documents..............................32
      9.4       National City Facility......................................32
      9.5       WARN........................................................33
      9.6       Multi-Employer Plan.........................................33
      9.7       Delivery of Charter Amendments..............................34

10.0  Product and Service Warranty and Liability Claims; Cooperation in
      Litigation............................................................35


11.0  Indemnification.......................................................35

      11.1      Indemnification by the Sellers..............................35
      11.2      Indemnification by the Purchaser............................36
      11.3      Claims for Indemnification..................................36
      11.4      Survival....................................................40
      11.5      Limitations.................................................41

12.0  Miscellaneous.........................................................42

      12.1      Brokers' Commission.........................................42
      12.2      Amendment and Modification..................................42
      12.3      Termination.................................................42
      12.4      Binding Effect; Assignment..................................43
      12.5      Entire Agreement............................................43
      12.6      Headings....................................................44
      12.7      Execution in Counterpart....................................44
      12.8      Notices.....................................................44
      12.9      Governing Law; Consent to Jurisdiction; Waiver of
                Jury Right..................................................45
      12.10     Limitation on Rights of Other Persons.......................45
      12.11     Severability................................................46
      12.12     Survival of Agreements......................................46
      12.13     Certain Definitions.........................................46

                                    EXHIBITS



Exhibit A      -  Allocation of Purchase Price (Section 2.2)

Exhibit B      -  Statement of Adjustment Amount (Section 2.5)

Exhibit C      -  Form of Deed (Section 3.2.2)

Exhibit D      -  Form of Bill of Sale (Section 3.2.2)

Exhibit E      -  Form of Assignment of Lease (Section 3.2.2)

Exhibit F      -  Form of Instrument of Assumption of Liabilities (Section
                  3.2.6)

Exhibit G      -  Form of Opinion of Sellers' Counsel (Section 7.3)

Exhibit H      -  Form of Opinion of Purchaser's Counsel (Section 8.2)

Exhibit I      -  Product and Service  Liability  Insurance  Coverage (Section
                  10.0)

                                SECTIONS OF THE
                               DISCLOSURE SCHEDULE


      Section 1.1.1     Purchased Real Estate

      Section 1.1.6     Purchased Contracts

      Section 1.1.8     Purchased Proprietary Rights

      Section 1.1.9     Purchased Permits

      Section 4.2       Financial Summaries

      Section 4.4       Tax Matters

      Section 4.5       Purchased Leasehold Premises

      Section 4.6-A     Assumed Liens; Operating Condition

      Section 4.6-B     Accounts Receivable

      Section 4.6-C     Holco Capitalization

      Section 4.9       Adequacy of the Purchased Assets

      Section 4.11      Litigation

      Section 4.12      No Material Adverse Change

      Section 4.13      Absence of Certain Events or Acts

      Section 4.14      Compliance with Laws

      Section 4.15      Environmental Matters

      Section 4.16      Employee Matters; Labor Relations

      Section 4.17      Employee Benefits

      Section 4.18      Absence of Defaults

      Section 4.19      Consents

      Section 4.23      Recalls

      Section 4.24      Related Party Transactions

      Section 6.9.3     Collective Bargaining Agreements

                            ASSET PURCHASE AGREEMENT


      THIS ASSET PURCHASE AGREEMENT is made and entered into as of this 31st day of May, 2000 by and among THERMO TERRATECH INC., a Delaware corporation ("Terra"), METALLURGICAL, INC., a Minnesota corporation and wholly-owned subsidiary of Terra ("MI"), CAL-DORAN METALLURGICAL SERVICES, INC., a California corporation and wholly-owned subsidiary of MI ("Cal-Doran"), and METAL TREATING INC., a Wisconsin corporation and wholly-owned subsidiary of Terra ("MTI" and collectively with Terra, MI and Cal-Doran, the "Sellers"); and LINDBERG CORPORATION, a Delaware corporation (the "Purchaser").

                                    Recitals

      The Sellers desire to sell, convey, transfer and assign to the Purchaser, and the Purchaser desires to purchase from the Sellers, the assets, properties and business of their Metallurgical Heat Treating Services Group (the "Business") for a purchase price consisting of cash and the assumption by the Purchaser of certain liabilities of the Sellers, all as herein provided and on the terms and conditions hereinafter set forth. Initially capitalized terms not expressly defined in the provisions in which they appear have the meanings assigned to them in Section 12.13 or in the Section of this Agreement to which
Section 12.13 refers.

                                    Covenants

      In consideration of the mutual representations, warranties and covenants and subject to the conditions herein contained, the parties hereto agree as follows:

1.0   PURCHASE AND SALE OF ASSETS

     1.1 Purchased Assets. The Sellers agree to and will sell, convey, transfer, assign and deliver to the Purchaser at the Closing, free and clear of all Liens (except Permitted Liens and those which the Purchaser has expressly agreed in Section 2.3 hereof to assume), on the terms and subject to the conditions set forth in this Agreement, all of the properties, business and assets of the Sellers used primarily in or essential to the operation of the Business of every kind and description, real, personal and mixed, tangible and intangible, wherever located (except those assets relating to the Business which are specifically excluded from this sale by Section 1.2 hereof) as they shall exist at the Closing Date (collectively, the "Purchased Assets"). Without limiting the generality of the foregoing, the Purchased Assets shall include the following:

          1.1.1 the land and buildings (and improvements thereto) comprising the Business's heat treating and metallurgical facilities identified in Section
     1.1.1 of the Disclosure Schedule (the "Purchased Real Estate").

          1.1.2 all of the interests of and the rights and benefits accruing to the Sellers or the Business as lessee of the real property (the "Purchased Leasehold Premises") identified in Section 4.5 of the Disclosure Schedule (the "Purchased Leasehold Right");

          1.1.3 all machinery, vehicles, equipment, tools, supplies, spare parts, construction in progress, computer hardware, computer equipment, computer software, furniture, fixtures and any other fixed assets owned by the Sellers that are used primarily in or essential to the operation of the Business (the "Purchased Fixed Assets");

          1.1.4 all inventories of the Sellers (including, without limitation, raw materials, work in process, finished products, spare parts, and supplies, together with any of the foregoing, all inventory in transit or storage) relating to the Business as of the Closing (the "Purchased Inventory");

          1.1.5 all receivables of the Sellers relating to the Business and arising from sales in the Ordinary Course of Business as of January 1, 2000 as are included in the January 1, 2000 Statement, less such receivables as are paid, plus such receivables as are created, in the Ordinary Course of
     Business between January 1, 2000 and the Closing (the "Purchased Receivables");

          1.1.6 all of the interest of, and rights and benefits accruing to the Sellers under: (i) all leases or rental agreements covering machinery, vehicles, equipment, tools, supplies, spare parts, construction in progress, computer hardware, computer equipment, computer software, furniture, fixtures and any other fixed assets that are used primarily in or essential to the operation of the Business; (ii) all contracts, sales orders, purchase orders, guarantees, warranties, indemnities and other agreements relating to the Business, the Purchased Assets or the Purchased Leasehold Premises, including, without limitation, each of the agreements specifically identified in Section 1.1.6 of the Disclosure Schedule; (iii) all non-compete and confidentiality covenants entered into with current or former employees of the Sellers to the extent they may be deemed to cover or extend to the Business, the Purchased Assets or the Purchased Leasehold Premises; and (iv) all agreements pertaining to the settlement of litigation and the transfer of technology to the extent they may be deemed to cover or extend to the Business, the Purchased Assets or the Purchased Leasehold Premises; the items identified in Subsections (i)-(iv) shall be collectively referred to throughout this Agreement as the "Purchased Contracts"; any of the Purchased Contracts constituting a Material Contract shall be identified as such in Section 1.1.6 of the Disclosure Schedule;

          1.1.7 all operating data, files and records of the Sellers related to the Business, including, without limitation, customer lists, financial records, accounting ledgers, credit records, correspondence, budgets and other similar items (the "Purchased Records"), but excluding stock ledgers and minute books;

          1.1.8 all the Sellers' right, title and interest in and to the trade names "Cal-Doran National City," "Cal-Doran," "Metallurgical Services, Inc.," "Metal Treating Inc.," "Metallurgical Incorporated" and "SCAT", and all other Proprietary Rights of the Sellers which primarily pertain or are essential to the operation of the Business, including, without limitation, all patents, patent applications, patent licenses, trademarks, trade names, service marks and registrations and applications therefor, trade secrets, technology, know-how, formulae, designs and drawings, computer software, slogans, copyrights, processes and other similar intangible property and rights, including, without limitation, those set forth in Section 1.1.8 of the Disclosure Schedule (the "Purchased Proprietary Rights");

          1.1.9 all of the rights and benefits accruing to the Sellers under the official clearances, licenses, permits and registrations issued by federal, state or local instrumentalities of government which are either identified in Section 1.1.9 of the Disclosure Schedule or which primarily pertain or are essential to the operation of the Business (the "Purchased Permits");

          1.1.10 all prepaid and deferred items of the Sellers relating to the Business, including, without limitation, prepaid rentals, utilities and other expenses and unbilled sales;

          1.1.11 all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued with respect to the Business or the ownership, use, function or value of any of the Purchased Assets, whether arising by way of counterclaim or otherwise;

          1.1.12 all the Sellers' right, title and interest in and to insurance claims, related refunds and proceeds arising from or relating to the Purchased Assets;

          1.1.13 all the issued and outstanding shares of capital stock (the "Purchased Shares") of Cal-Doran Real Estate, Inc., a Delaware corporation ("Holco"); and

          1.1.14 all of the Sellers' right, title and interest in and to the goodwill of the Sellers relating to the Business.

     1.2 Excluded Assets. Notwithstanding Section 1.1, the Sellers are not selling or assigning to the Purchaser, and the Purchased Assets shall not include, any of the following:

          1.2.1 the Cash Consideration and the Sellers' other rights under this Agreement;

          1.2.2 cash and cash equivalents, bank accounts, certificates of deposit, treasury bills and other marketable securities of the Sellers;

          1.2.3 all real property, leasehold interests in real property, equipment, machinery, vehicles, tools and other tangible personal property (other than the Purchased Real Estate, the Purchased Leasehold Premises and the Purchased Fixed Assets) of the Sellers;

          1.2.4 all right, title and interest of the Sellers in any insurance policies and all rights of the Sellers to insurance claims, related refunds and proceeds arising from or relating to the Excluded Assets or the Excluded Liabilities;

          1.2.5 all refunds of taxes relating to all periods ending on or prior to the Closing Date;

          1.2.6 all actions, claims, causes of action, rights of recovery, choses in action and rights of setoff of any kind arising before, on or after the Closing Date relating to the Excluded Liabilities or to the items set forth above in this Section 1.2; and

          1.2.7 all assets of the Sellers that are not used primarily in, or are not essential to, the Business.

2.0  PURCHASE PRICE

     2.1 Amount of the Purchase Price. As consideration for the Purchased Assets (the "Purchase Price"), the Purchaser agrees, subject to the terms, conditions and limitations set forth in this Agreement:

          2.1.1 to pay to or for the account of the Sellers, in the manner specified in Section 3.2 hereof, $15,700,000 (the "Cash Consideration"), plus or minus the Adjustment Amount. The "Adjustment Amount" shall be determined following the Closing pursuant to Section 2.5 and shall equal the difference between (i) the Business's net book value as of the Closing Date as determined pursuant to Section 2.5 (the "Closing Net Book Value"), and (ii) $8,323,000. If the Closing Net Book Value, as finally agreed to or determined pursuant to Section 2.5, is greater than $8,323,000, the Adjustment Amount will be added to the Cash Consideration portion of the Purchase Price; if the Closing Net Book Value, as so agreed to or determined, is less than $8,323,000, the Adjustment Amount will be subtracted from the Cash Consideration portion of the Purchase Price; and

          2.1.2 to assume and be responsible for, to the extent specifically provided in Section 2.3 hereof, the Assumed Liabilities.

      2.2 Allocation of the Purchase Price Among the Purchased Assets. The parties will allocate the Purchase Price among each item or class of the Purchased Assets as agreed by the parties hereto and as specifically set forth in or determined pursuant to Exhibit A. Such allocation shall be subject to adjustment to the extent that the Purchase Price is adjusted pursuant to Section
2.5. The Sellers and the Purchaser agree that they will prepare and file their respective federal and any state or local income tax returns based on such allocation of the Purchase Price. The Sellers and the Purchaser agree that they will prepare and file any notices or other filings required pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and that any such notices or filings will be prepared based on such allocation of the Purchase Price.

      2.3   Assumed Liabilities.

          2.3.1 Subject to Section 2.4, the Purchaser agrees to assume and to pay, discharge and perform when lawfully due the following obligations and liabilities of the Sellers which pertain to the Business, the Purchased Assets or the Purchased Leasehold Premises (the "Assumed Liabilities"):

               2.3.1.1 subject to Sections 2.3.2 and 6.9.3, all of the remaining obligations of the Sellers under the Purchased Contracts, and the collective bargaining agreements and union employee benefit plans described in Section 6.9.3 of the Disclosure Schedule, arising or incurred in respect of the period subsequent to the Closing Date;

               2.3.1.2 property taxes, not yet due as of the Closing Date for any period prior to the Closing Date, on or allocable to the Real Estate, to the extent such property taxes are properly accrued as a liability on the books of the Business in accordance with past practice and GAAP and included in the calculation of the Closing Net Book Value.

               2.3.1.3 subject to the Sellers' indemnification obligations set forth in Section 11.1(iv), all Environmental Liabilities arising from or as a result of the operation of the Business prior to the Closing Date; provided, however, that the Purchaser shall not assume any Environmental Liabilities arising from or relating to (i) the Sellers' National City, California facility and (ii) the transportation, treatment, storage or disposal of any Contaminant, or arrangement for such transportation, treatment, storage or disposal of any Contaminant, by any of the Sellers, at or to a facility that was not owned or leased by any of the Sellers.

               2.3.1.4 all other operating liabilities properly reflected in the January 1, 2000 Statement, less such amounts as were or are paid, plus such amounts as were or are accrued, in the Ordinary Course of Business between January 1, 2000 and the Closing Date to the extent such operating liabilities are properly accrued in accordance with past practice and GAAP as a liability on the books of the Business and included in the calculation of the Closing Net Book Value;

               2.3.1.5 all debts, obligations and liabilities of the Business which arise from the Purchaser's operation of the Business or the use of the Purchased Assets after the Closing Date;

               2.3.1.6 liabilities or obligations arising from any product or service liability or warranty claim, to the extent provided in Article 10.0; and

               2.3.1.7 liabilities for litigation, claims or disputes to the extent not excluded by Section 2.4.8.

          2.3.2 Nothing herein shall obligate the Purchaser to discharge any liability or obligation under any Purchased Contract which is not assignable without the consent of the other party or parties thereto unless
     (i) such consent shall have been obtained, waived or acquiesced to, or (ii) the Sellers shall have performed their obligations under Section 9.1.

     2.4 Excluded Liabilities. Anything to the contrary in Section 2.3 notwithstanding, the liabilities assumed by the Purchaser shall exclude all liabilities of the Sellers or the Business that are not Assumed Liabilities, including, without limitation, the following liabilities, contracts, commitments and other obligations (collectively, the "Excluded Liabilities"):

          2.4.1 the Sellers' obligations and any liabilities arising under this Agreement;

          2.4.2 except as provided in Section 2.3.1.2, any obligation of the Sellers for federal, state, local or foreign income or other tax liability (including interest and penalties) arising from the operation of the Business up to the Closing Date or arising out of the sale by the Sellers of the Purchased Assets pursuant to this Agreement;

          2.4.3 any obligation imposed by law for any transfer, sales or other taxes, fees or levies imposed by any state or other governmental entity on or arising out of the sale of the Purchased Assets pursuant to this Agreement;

          2.4.4  any  obligation  of  the  Sellers  for  expenses   incurred  in
     connection with the sale of the Purchased Assets pursuant to this Agreement, including, without limitation, the fees and expenses of its counsel and independent auditors, and any brokers or financial advisors;

          2.4.5 any contract, of the Sellers, the existence of which constitutes or will constitute a breach of any representation or warranty of the Sellers contained in or made pursuant to Article 4.0 of this Agreement;

          2.4.6 any Environmental Liabilities not assumed by the Purchaser pursuant to Section 2.3.1.3;

          2.4.7 liabilities or obligations arising from any product or service liability or warranty claim to the extent provided in Article 10;

          2.4.8 except as provided in Article 10 and Section 2.3.1.3, any liabilities or obligations resulting from any litigation or other claim or dispute, regardless of whether such litigation or other claim or dispute commences before or after the Closing Date, arising from events occurring on or prior to the Closing Date, provided that to the extent such liabilities or obligations arise from events occurring on or prior to the Closing Date as well as after the Closing, the Purchaser and the Sellers shall share such responsibility equally or as otherwise provided in Section 6.9.4;

          2.4.9 except to the extent properly accrued as a liability on the books of the Business in accordance with past practice and GAAP and included in the calculation of the Closing Net Book Value or as otherwise provided in Section 6.9 or Section 9.5, any liabilities or obligations
     (whether arising before or after the Closing Date) with respect to employees of the Sellers or the Business, including, without limitation, those employees who are, as of the Closing Date, retired or otherwise not employed by the Business on an active, full-time basis; and

          2.4.10 except to the extent properly accrued as a liability on the books of the Business in accordance with past practice and GAAP and included in the calculation of the Closing Net Book Value or as otherwise provided in Section 6.9 or Section 9.6, any liability or obligation arising under or in connection with any employee pension, benefit or welfare plan, program, policy or arrangement maintained, contributed to, participated in or terminated, at any time, by the Sellers.

     2.5. Adjustment of Purchase Price

          2.5.1 Not later than 30 days after the Closing Date, the Purchaser shall prepare and deliver to the Sellers a Statement of Adjustment Amount, in substantially the form attached to this Agreement as Exhibit B. The Statement of Adjustment Amount shall set forth a reasonably detailed calculation of the Adjustment Amount, including, without limitation, a reasonable detail of the Closing Net Book Value as determined in accordance with GAAP applied on a basis consistent with the Business's past practice and the preparation of the January 1, 2000 Statement.

          2.5.2 If within 30 days after the date the Statement of Adjustment Amount is delivered to the Sellers, the Sellers give written notice to the Purchaser setting forth in reasonable detail any objection of the Sellers to the amounts or calculations set forth in the Statement of Adjustment Amount, then the Purchaser and the Sellers shall use all commercially reasonable efforts to reach agreement on all differences within the 30-day period following the giving of such notice by the Sellers of their objections. If the parties are unable to reach agreement within such 30-day period, the matter shall be submitted to the New York, New York office of Arthur Andersen LLP, a firm of independent certified public accountants (the "Arbitrator"). The Purchaser and the Sellers shall each be permitted to present evidence to the Arbitrator. The Arbitrator shall not be permitted to make any changes to the Closing Net Book Value except with respect to items disputed by the Purchaser and the Sellers, and the Arbitrator shall not be permitted to apply any accounting methodology different from that employed by the Purchaser and the Sellers under Section
     2.5.1. The decision of the Arbitrator shall be final and binding upon the Purchaser and the Sellers absent fraud or manifest error. The Purchaser and the Sellers shall share equally the charges of such Arbitrator. To the extent that the Closing Net Book Value, as agreed upon by the Purchaser and the Sellers or as determined by the Arbitrator pursuant to this Section 2.5.2, is more than $8,323,000, the Purchaser shall pay the Adjustment Amount to the Sellers; and if the Closing Net Book Value, as so agreed or determined, is less than $8,323,000, the Sellers shall pay the Adjustment Amount to the Purchaser. The Adjustment Amount, as the case may be, shall be paid, dollar for dollar, by wire transfer of immediately available funds, within 10 days of the date on which the Adjustment Amount is agreed upon or is finally determined by the Arbitrator as set forth above.

3.0  CLOSING

     3.1 Time and Place of the Closing. The closing of the sale of the Purchased Assets shall take place at Bell, Boyd & Lloyd, 70 West Madison, Suite 3300, Chicago, Illinois at 10:00 A.M., local time, on June 2, 2000; provided, however, that if any of the conditions to the obligations of the parties under this Agreement has not been satisfied (or waived) by said date, then the closing shall take place on a subsequent date, which shall be determined by the mutual agreement of the Purchaser and the Sellers (unless this Agreement is earlier terminated pursuant to Section 12.3 hereof). Throughout this Agreement, such event is referred to as the "Closing" and such date and time are referred to as the "Closing Date." The Closing shall be deemed effective on a facility-by-facility basis for all purposes of this Agreement as of the end of the second shift of operations at each respective facility of the Business on the work day immediately preceding the Closing Date.

     3.2 Procedure at the Closing. At the Closing, the parties agree to take the following steps; upon their completion all such steps shall be deemed to have occurred simultaneously:

          3.2.1 The parties shall  deliver the  documents  specified in Articles
     7.0 and 8.0.

          3.2.2 The Sellers shall deliver to the Purchaser deeds in substantially the form attached hereto as Exhibit C, a bill of sale in substantially the form attached hereto as Exhibit D, assignments of lease in substantially the form attached hereto as Exhibit E, and such additional instruments, in such form as in each case is reasonably satisfactory to the Purchaser, as shall be sufficient to vest in the Purchaser good and marketable title to the Purchased Assets, free and clear of all Liens other than Permitted Liens.

          3.2.3 Terra shall cause Thermo Electron Corporation, a Delaware corporation ("Electron"), to deliver to the Purchaser duly executed certificates in valid form evidencing the Purchased Shares owned by Electron, duly endorsed in blank or accompanied by duly executed stock powers.

          3.2.4 The Purchaser shall pay to the Sellers the Cash Consideration by wire transfer of immediately available funds (to an account(s) as specified by the Sellers no later than three business days prior to the Closing).

          3.2.5 On or before the Closing Date, the Sellers shall pay, discharge or perform in full all of the Excluded Liabilities that would result in a Lien (other than a Permitted Lien) on the Purchased Assets and shall terminate or cancel all contracts, agreements and commitments related to the Purchased Assets to which any of the Sellers is a party that would result in a Lien (other than a Permitted Lien) on the Purchased Assets, except for the Purchased Contracts. The Sellers shall pay, discharge, or perform in full all Excluded Liabilities not paid, discharged, performed, or extinguished on or before the Closing Date, as they come due according to their terms.

          3.2.6 The Purchaser shall deliver to the Sellers an instrument of assumption of liabilities in substantially the form attached hereto as Exhibit F, and such additional instruments, in such form as in each case as is satisfactory to the Sellers, as shall be sufficient to effect the assumption by the Purchaser of the Assumed Liabilities.

          3.2.7 The  Purchaser and the Sellers shall execute and deliver a cross
     receipt  acknowledging  receipt  from  the  other,  respectively,   of  the
     Purchased Assets and the Cash Consideration.

     3.3 Assignment to Subsidiaries. Pursuant to Section 12.4, the Purchaser may at any time prior to the Closing elect to assign its rights under this Agreement, including, without limitation the right to purchase the Purchased Assets, to three of its wholly-owned subsidiaries. If the Purchaser so elects, the Sellers will sell, convey, transfer, assign and deliver (i) the Purchased Assets related to the Business's National City, California and Los Angeles, California heat treating facilities (the "California Assets") to C-D Heat Treating, Inc., a California corporation and wholly-owned subsidiary of the Purchaser ("Sub One"); (ii) the Purchased Assets related to the Business's Minneapolis, Minnesota heat treating facility (the "Minnesota Assets") to MI, Inc., a Minnesota corporation and wholly-owned subsidiary of the Purchaser ("Sub Two"); and (iii) the Purchased Assets related to the Business's Milwaukee, Wisconsin heat treating facility (the "Wisconsin Assets") to MTI Heat Treating, Inc., a Wisconsin corporation and wholly-owned subsidiary of the Purchaser ("Sub Three"). Upon the effective date of such assignment, the Purchaser hereby irrevocably and unconditionally guarantees each of Sub One's, Sub Two's and Sub Three's performance of its obligations under this Agreement, and the parties hereto agree to revise the Form of Deed, Form of Bill of Sale, Form of Assignment of Lease and Form of Instrument of Assumption of Liabilities to properly effect the transfers as specified above. The Purchaser, Sub One, Sub Two and Sub Three may effect such election and assignment by executing and delivering the assignment attached to the signature page of this Agreement.

4.0  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     In order to induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereunder, except as set for in the disclosure schedule attached hereto (the "Disclosure Schedule"), the Sellers, jointly and severally, make the following representations and warranties. The Disclosure Schedule shall be arranged in sections corresponding to the sections contained in this Agreement and the disclosures in any section of the Disclosure Schedule shall qualify (i) the corresponding section in this Article 4, and (ii) other sections in this Article 4 to the extent (notwithstanding the absence of a specific cross reference) it is clear from a reading of such disclosure that such disclosure logically relates to such other sections.

     4.1 Organiation, Power and Authority of the Sellers. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority (i) to own or lease the Purchased Assets being transferred by it and to conduct the Business as now being conducted, (ii) to enter into this Agreement, each of the Ancillary Agreements to which it is a party and each of the other documents and instruments to be executed and delivered by it pursuant hereto and thereto, (iii) to sell, convey, transfer, assign and deliver the Purchased Assets, and (iv) to carry out the other transactions and agreements contemplated by this Agreement, each of the Ancillary Agreements to which it is a party and each of the other documents and instruments to be executed and delivered by it pursuant hereto and thereto.

     4.2 Financial Summaries. Section 4.2 of the Disclosure Schedule contains:

          4.2.1 an unaudited statement of income and operating expenses of the Business for the nine-month period ended January 1, 2000 and for the year ended April 1, 2000 ("Statement of Operations"); and

          4.2.2 an unaudited statement of assets and liabilities of the Business as at January 1, 2000 and April 1, 2000 ("Statement of Assets and Liabilities").

     The  Statement of Operations  and the  Statement of Assets and  Liabilities
(hereinafter sometimes referred to together as the "Financial Summaries") present fairly the financial position and results of operations of the Business as at the respective dates of and for the periods referred to in such Financial Summaries, all in accordance with GAAP, consistently applied (but omit all footnotes), and are based on books and records of the Sellers relating to the Business which have been prepared on a consistent basis. The Statement of Assets and Liabilities as at January 1, 2000 is referred to herein as the "January 1, 2000 Statement"; and the Statement of Assets and Liabilities as at April 1, 2000 is referred to herein as the "April 1, 2000 Statement."

     4.3 Liabilities of the Business. The Sellers have no liabilities or obligations relating to the Business or the Purchased Assets except: (i) to the extent reflected in the April 1, 2000 Statement; (ii) to the extent specifically set forth herein or incorporated herein by express reference in the Disclosure Schedule attached hereto; and (iii) current liabilities incurred in the Ordinary Course of Business since the April 1, 2000 Statement.

     4.4 Tax  Matters.  Except as set  forth in  Section  4.4 of the  Disclosure
Schedule:

          4.4.1 With respect to the Purchased Assets and the operation of the Business, each of the Sellers has timely filed (or has had timely filed on its behalf) all tax returns and reports required to be filed by it and any corporation with which it files consolidated, combined or unitary returns, including without limitation, all federal, state, local and foreign income tax returns, all sales and use tax, gross receipts, property, payroll and other tax returns, and has paid in full or made adequate provision by the establishment of reserves for all such taxes and other charges which have become due except for any failure to file any tax return or to make any payment which would not reasonably be expected to have a Material Adverse Effect. There is no tax deficiency proposed or threatened against any of the Sellers with respect to or affecting the Business or the Purchased Assets and there are no tax Liens upon any of the Purchased Assets except for any Lien for current taxes not yet due and payable. The Sellers have made all payments when due of estimated taxes with respect to the Purchased Assets and the Business in amounts sufficient to avoid the imposition of any penalty except for any failure to pay which would not reasonably be expected to have a Material Adverse Effect.

          4.4.2 All taxes and other assessments and levies with respect to the Purchased Assets and the operation of the Business which the Sellers were required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental entity or are being held by the Sellers for such payment except for any such tax collections or withholdings as would not reasonably be expected to have a Material Adverse Effect. There are no outstanding agreements or waivers extending the statute of limitations applicable to any federal or state income tax returns of the Sellers with respect to the Business for any period.

     4.5 Purchased Real Estate; Purchased Leasehold Premises

          4.5.1 Section 4.5 of the Disclosure Schedule accurately and completely sets forth with respect to every parcel of the Purchased Real Estate: (i) the owner; (ii) the location, including address, thereof; (iii) the legal description and approximate size thereof; and (iv) the nature and amount of any mortgages, tax Liens or other Liens thereon (including without limitation any environmental Liens but excluding Permitted Liens), and with respect to the Purchased Leasehold Premises: (i) the landlord under such lease; (ii) the location, including address, thereof; (iii) the approximate size thereof; and (iv) the nature and amount of any mortgages, tax Liens or other Liens thereon created by the Sellers or, to the Sellers' Knowledge, affecting the Purchased Leasehold Right (excluding Permitted Liens).

          4.5.2 Each Seller has good and marketable title to each parcel of the Purchased Real Estate of which Section 4.5 of the Disclosure Schedule identifies it as the owner, free and clear of all Liens, except for (i) Permitted Liens, (ii) Liens set forth in Section 4.5 of the Disclosure Schedule, and (iii) such imperfections of title and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of such properties or otherwise impair the Business's operations in any material respect and each Seller has a valid leasehold interest in each parcel of Purchased Leasehold Premises of which Section 4.5 of the Disclosure
     Schedule identifies it as a lessee of Purchased Leasehold Premises, free and clear of all Liens created by the Sellers, except for (i) Permitted Liens, (ii) Liens set forth in Section 4.5 of the Disclosure Schedule, and
     (iii) Liens for real estate taxes not yet due and payable, and such imperfections of title and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of such properties or otherwise impair the Business's operations in any material respect.

          4.5.3 The buildings located on the Purchased Real Estate and the Purchased Leasehold Premises are each in operating condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Business's current, normal production levels.

          4.5.4 Each parcel of the Purchased Real Estate: (i) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current, normal transportation requirements of the Business as presently conducted at such parcel; and (ii) is served by all utilities, including but not limited to water, electricity, natural gas, sewer and telephone, in such quantity and quality as are sufficient to satisfy the current, normal production levels and business activities of Business as presently conducted at such parcel; and each parcel of the Purchased Leasehold Premises: (i) to the Knowledge of the Sellers, has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current normal transportation requirements of the Business as presently conducted at such parcel; and (ii) is served by all utilities, including but not limited to water, electricity, natural gas, sewer and telephone, in such quantity and quality as are sufficient to satisfy the current normal production levels and business activities of Business as conducted at such parcel.

          4.5.5 The Sellers have not received notice of: (i) any condemnation proceeding with respect to or affecting any portion of the Purchased Real Estate or the Purchased Leasehold Premises, and to the Sellers' Knowledge no such proceeding is contemplated by any governmental authority; or (ii) any special assessment which may affect the Purchased Real Estate or the Purchased Leasehold Premises, and to the Sellers' Knowledge no such special assessment is contemplated by any governmental authority.

          4.5.6 The Sellers have a valid leasehold interest in the Purchased Leasehold Premises as described in Section 4.5 of the Disclosure Schedule hereof, free and clear of all Liens.

          4.5.7 The Sellers have previously delivered to the Purchaser a complete and accurate copy of each lease agreement pertaining to the Purchased Leasehold Premises, and each such lease has not been amended or modified except to the extent that such amendments or modifications are disclosed in such copy. Each lease is in full force and effect, and the Sellers are not in default or breach thereunder. No event has occurred which with the passage of time or the giving of notice or both would cause a material breach of or default under any such lease on the part of any Seller. The Sellers do not have any Knowledge of any breach or anticipated breach by the other party to any such lease.

     4.6 Good Title to and Condition of the Purchased Assets. The Sellers have good and marketable title to all of the Purchased Assets, free and clear of all Liens other than Permitted Liens, Liens which will be extinguished by the Sellers prior to the Closing, and the Liens identified in Section 4.6-A of the Disclosure Schedule which relate to the Assumed Liabilities. Except as set forth in Section 4.6-A of the Disclosure Schedule, the Purchased Fixed Assets currently in use or necessary for normal production and sales levels are, in all material respects, in good operating condition, normal wear and tear excepted. The Purchased Inventory consists of items of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to the lower of cost or net realizable market value (determined according to GAAP) in the April 1, 2000 Statement or on the accounting records of the Sellers as of the Closing Date, as the case may be. The value at which the Purchased Inventory is carried on the April 1, 2000 Statement reflects the normal inventory valuation policies of the Sellers. All accounts receivable of the Business that are reflected on the accounting records of the Business as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Section 4.6-B of the Disclosure Schedule contains an aging of all Accounts Receivable as of April 1, 2000. The authorized, issued and outstanding capital stock of Holco is as set forth in
Section 4.6-C of the Disclosure Schedule. All of such capital stock of Holco is owned by Electron, all voting rights in Holco are vested exclusively in such capital stock, and all of such capital stock is validly authorized and issued, fully paid and non-assessable. Except for this Agreement, there are no outstanding warrants, options or rights of any kind to acquire from Electron or Holco any shares of capital stock or securities of Holco of any kind, and there are no voting rights, voting trusts, proxies or other agreements or understandings affecting, or any pre-emptive rights with respect to the issuance or sale of shares of capital stock of Holco and Holco does not have any obligation to acquire any of its issued and outstanding shares of capital stock or any other security issued by it from any holder thereof. Electron is the lawful owner of all of the capital stock of Holco, including the Purchased Shares, and has valid marketable title to the Purchased Shares, free and clear of all Liens.

     4.7 Licenses and Permits. The Sellers possess all licenses, permits, authorizations and other required governmental approvals required to operate the Business, the failure to possess which would reasonably be expected to have a Material Adverse Effect. All such licenses, approvals, permits and authorizations are in full force and effect, the Sellers and the Business are in compliance in all material respects with their requirements, and no proceeding is pending or, to the Knowledge of the Sellers, threatened to revoke or amend any of them.

     4.8 Proprietary Rights

          4.8.1 Section 1.1.8 of the Disclosure Schedule contains a complete list of all Purchased Proprietary Rights owned or used by the Sellers which primarily pertain or are essential to the Business, provided that trade secrets, technology and know-how need not be described. The Purchased Proprietary Rights conveyed by the Sellers to the Purchaser constitute all the Proprietary Rights which primarily pertain or are essential to the operation of the Business except those which the failure to possess would not reasonably be expected to have a Material Adverse Effect.

          4.8.2 The Sellers are the sole owners, legally and beneficially, and have good and marketable title to the Purchased Proprietary Rights, free and clear of any and all Liens, or, in the case of such Purchased Proprietary Rights licensed from third parties, have sufficient rights to use such Purchased Proprietary Rights to the extent necessary for the conduct of the Business. Except as set forth in Section 1.1.8 of the Disclosure Schedule, (i) the Sellers own all right, title and interest in and to all of the Purchased Proprietary Rights or sufficient right of use,
     (ii) there have been no written claims made against the Sellers for the assertion of the invalidity, abuse, misuse, or unenforceability of any such rights, and, to the Sellers' Knowledge, there are not grounds for the same,
     (iii) the Sellers have not received a notice of conflict with or infringement of the asserted Proprietary Rights of others within the last five years, and (iv) to the Knowledge of the Sellers, the Sellers have not, in the conduct of the Business, infringed upon or violated the Proprietary Rights of any other party.

          4.8.3 Upon the sale, assignment, transfer and conveyance by the Sellers of the Purchased Proprietary Rights to the Purchaser hereunder, the Purchaser will have good and marketable title to all such Purchased Proprietary Rights, free and clear of all Liens.

     4.9 Adequacy of the Purchased Assets. The Purchased Assets, together with the Purchased Leasehold Premises, constitute, in the aggregate, all of the assets and property necessary for the conduct of the Business in the manner in which and to the extent to which it is currently being conducted. None of the Sellers nor any of Terra and Terra's direct subsidiaries has any material direct or indirect equity interest in any customer, supplier or competitor of the Business or in any person from whom or to whom the Business leases real or personal property, or in any person with whom any of the Sellers is doing business. None of the Sellers is restricted by any agreement from carrying on the Business anywhere in the world. Except as set forth in Section 4.9 of the Disclosure Schedule, the Sellers have no Knowledge of any written or oral communication, fact, event or action which exists or has occurred within 90 days prior to the date of this Agreement, stating that: (i) any current customer of the Business which accounted for over 1% of the total net sales of the Business for the year ended April 1, 2000 will terminate its business relationship with the Business, or (ii) any current supplier to the Business of items essential to the conduct of the Business, which items cannot be replaced by the Business at comparable cost to the Business and the loss of which would reasonably be expected to have a Material Adverse Effect, will terminate its business relationship with the Business.

     4.10 Insurance. The Purchased Assets and third-party claims are insured or insured against to the extent and in the manner that is customary for companies engaged in a business similar to the Business. The Sellers will maintain such coverage in force up to the Closing Date. In the event that the Purchaser shall become liable for or suffer any damage with respect to any matter which was covered by insurance maintained by the Sellers on or prior to the Closing Date, the Sellers agree that the Purchaser shall be and hereby is subrogated to any rights of the Sellers under such insurance coverage, (or if such subrogation is not permissible, to enforce such insurance policies on the Purchaser's behalf) and, in addition, the Sellers agree to promptly remit to the Purchaser any insurance proceeds which they may receive on account of any such liability or damage.

     4.11 Litigation. Except as set forth in Section 4.11 of the Disclosure Schedule, there are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the Knowledge of the Sellers, threatened against or affecting any of the Business, the Purchased Assets or the Purchased Leasehold Premises.

     4.12 No Material Adverse Change. Except as set forth in Section 4.12 of the Disclosure Schedule, since April 1, 2000, there has not been (i) any change in the business, assets, properties, condition, financial position, prospects (financial or otherwise) results of operations or liabilities of the Business other than changes occurring in the Ordinary Course of Business which in the aggregate have not had a Material Adverse Effect, or (ii) to the Knowledge of the Sellers, any threatened or prospective event or condition which would reasonably be expected to have a Material Adverse Effect.

     4.13 Absence of Certain Acts or Events. Except as disclosed in Section 4.13 of the Disclosure Schedule, since April 1, 2000, the Sellers have not: (i) paid or committed to pay any bonus to any of the Business Employees, except in the Ordinary Course of Business; (ii) materially increased or committed to materially increase the rate of compensation or profit sharing of any of the Business Employees; (iii) sold or transferred any of the assets of the Business, except the sale of inventory in the Ordinary Course of Business; (iv) made or obligated itself to make capital expenditures with respect to the Business, except in the Ordinary Course of Business; (v) incurred any material obligations or liabilities (including any indebtedness) or entered into any material transaction with respect to the business and operations of the Business, except for this Agreement and the transactions contemplated hereby; or (vi) suffered any theft, damage, destruction or casualty loss with respect to the Business in excess of $50,000.

     4.14 Compliance with Laws

          4.14.1 Except as set forth in Section 4.14 of the Disclosure Schedule, the Sellers are in compliance with all laws, regulations and orders applicable to the operations of the Business or the Purchased Assets, the noncompliance with which would be substantial in character or extent and which would reasonably be expected to (i) materially interfere with the use of the Purchased Assets or the Purchased Leasehold Premises, (ii) otherwise have a Material Adverse Effect or (iii) result in the imposition of any material penalty. None of the Sellers has received written notification of any asserted past or present failure to comply with any such laws and, to the Knowledge of the Sellers, no proceeding with respect to any such violation is contemplated.

          4.14.2 Neither any of the Sellers, nor, to the Sellers' knowledge, any Business Employee, has made any payment of funds in connection with the Business prohibited by law, and no funds have been set aside to be used in connection with the Business for any payment prohibited by law.

     4.15 Environmental Matters

          4.15.1 Except as set forth in Section 4.15 of the Disclosure Schedule:
     (i) neither the Business, the Purchased Assets, the Purchased Leasehold Premises nor any other asset or real property of the Business has been operated, or is currently being operated, in a manner that violates any Environmental Law the violation of which would reasonably be expected to have a Material Adverse Effect; (ii) the Sellers are in possession of all Environmental Permits required under any Environmental Law for the operation of the Business, the Purchased Assets or the Purchased Leasehold Premises, and the Business, the Purchased Assets and the Purchased
     Leasehold Premises are being operated in compliance with all of the requirements and limitations included in such Environmental Permits; (iii) none of the Sellers has received any notice from any governmental authority that the Business, the Purchased Assets or the Purchased Leasehold Premises is in violation of any Environmental Law or any Environmental Permit or that any of the Sellers is responsible (or potentially responsible) for Remedial Action at any location arising out of or relating to the Business, the Purchased Assets or the Purchased Leasehold Premises; (iv) none of the Sellers is the subject of any federal, state, local or private litigation or administrative proceedings involving a demand for damages or other potential liability with respect to violations of Environmental Laws by the Business, the Purchased Assets or the Purchased Leasehold Premises; (v) there has been no Release of any Contaminant in connection with the Business at any property currently, or in the past, occupied by any of the Sellers; (vi) none of the Sellers has buried, dumped, disposed of or spilled or Released any Contaminant in any amount that would reasonably be expected to have a Material Adverse Effect, and no Contaminants are located in the environment, at the Purchased Real Property or the Purchased Leasehold Premises or any property currently, or in the past, occupied by any of the Sellers in connection with the Business; (vii) none of the Sellers has used any Underground Storage Tanks in connection with the Business, the Purchased Assets or the Purchased Leasehold Premises, and, to the Knowledge of the Sellers, there are not now nor have there been Underground Storage Tanks at the Purchased Real Property or the Purchased Leasehold Premises; (viii) to the Knowledge of the Sellers, none of the Sellers has transported, stored, treated, recycled, reclaimed, disposed of or arranged for any third parties to transport, store, treat, recycle, reclaim or dispose of Contaminants generated by the Business, the Purchased Assets or the Purchased Leasehold Premises to or at any location other than a location lawfully permitted to receive such Contaminants, nor has any Seller performed or arranged such transportation, storage, treatment, recycling, reclamation or disposal in contravention of any applicable Environmental Law, except where any such violation, failure or the absence of such lawful permit would not reasonably be expected to have a Material Adverse Effect; and (ix) none of the Sellers has transported or disposed of, nor has any Seller arranged for any third parties to transport or dispose of, any Contaminants from the Purchased Real Estate or the Purchased Leasehold Premises to or at a location which, pursuant to CERCLA or any similar state law, (a) has been placed on the National Priorities List or its state equivalent, or (b) which, to the Sellers' Knowledge, the Environmental Protection Agency or the relevant state authority has proposed or is proposing to place on the National Priorities List or its state equivalent.

            4.15.2 For purposes of this Agreement: (i) "Environmental Law" means any law, statute, regulation or order, consent decree or settlement agreement which relates to or imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic waste, substances or materials, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, clean-up, transport or handling of pollutants, contaminants, or hazardous waste, substances or materials, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended, the Resource Conservation and Recovery Act ("RCRA"), as amended, the Federal Water Pollution Control Act, as amended, the Toxic Substances Control Act, as amended, the Clean Air Act, as amended, any so-called "Super Lien" law, the Occupational Safety and Health Act, as amended, the Safe Drinking Water Act and any other similar federal, state or local statutes and regulations promulgated pursuant to the above statutes; (ii) "Environmental Permit" means any permit, license, approval, consent or
      other   authorization   required  by  or   pursuant   to  any   applicable
      Environmental Law; (iii) "Contaminant" means any hazardous substance defined as such under CERCLA, any solid or hazardous waste under RCRA, and any petroleum or petroleum-derived substance or waste; (iv) "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of the Purchased Real Estate and Purchased Leasehold Premises, including the movement of Contaminants to the air, soil, surface water, groundwater or Property; (v) "Remedial Action" means actions required under any Environmental Law to (A) clean up, remove, treat or in any other way address Contaminants in the environment; (B) prevent the Release or threat of Release or minimize the further Release of any Contaminant; (C) perform pre-remedial studies and investigations and post-remedial monitoring care; or (D) correct any violation of Environmental Law; and (vi) "Underground Storage Tanks" shall have the meaning given in RCRA and state law regulating tanks that store Contaminants located partially or fully below the surface of the ground.

            4.15.3 The Parties agree that the only representations and warranties pertaining to Environmental Laws are those contained in this
      Section 4.15. Without limiting the generality of the foregoing, the Purchaser specifically agrees that the provisions of Sections 4.7, 4.11 and 4.14 do not relate to Environmental Laws.

     4.16 Employee Matters; Labor Relations

          4.16.1 Except as set forth in Section 4.16 of the Disclosure Schedule, none of the employees of the Sellers whose services are primarily devoted to matters pertaining to the Business (the "Business Employees") is covered by employment contracts, except customary written and non-written understandings or policies concerning employment which are terminable at will without cost or other liability, nor are any such employees members of any union or covered by union contracts. There is not pending or, to the Sellers' Knowledge, threatened any labor dispute, strike or work stoppage which would reasonably be expected to pertain to or affect the Business or the Purchased Assets or which may interfere with their continued operation. As may pertain to the Business Employees neither the Sellers nor any agent, representative or employee of any of the Sellers has within the last 24 months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is not now pending or, to the Sellers' Knowledge, threatened any charge or complaint against any of the Sellers by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving any of the Business Employees of the Sellers during the 24 months prior to the date hereof.

          4.16.2 With respect to the Business Employees of the Sellers, the Sellers are in compliance in all material respects with the Immigration Reform and Control Act of 1986, as amended, and have complied in all material respects with all applicable federal, state and local laws relating to the employment of labor, including, without limitation, the provisions thereof relating to wages, non-discriminatory hiring, promotional and employment practices and procedures, collective bargaining and payment of Social Security, unemployment compensation, worker's compensation and similar taxes, and none of the Sellers is presently liable to any person or governmental agency for any arrears of wages or subject to any liabilities or penalties for failure to comply with any of the foregoing laws. With respect to the Business Employees of the Sellers and except as may be set forth in Section 4.16 of the Disclosure Schedule, there are no outstanding charges or claims of a material nature against any of the Sellers or any of its officers, directors, agents or employees involving any alleged or actual violation of any provision of the National Labor Relations Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, or other federal, state or municipal law concerning equal employment opportunities, equal pay legislation or wage and hour obligations contained in the Fair Labor Standards Act; nor, to the Knowledge of the Sellers, has there been any threat of any such claim or charge.

          4.16.3 To the Sellers' Knowledge, no Key Business Employee intends to terminate his or her employment with the Business, nor do the Sellers presently intend to terminate the employment of any of the foregoing.

     4.17  Employee  Benefits

          4.17.1 None of the Sellers nor any of their ERISA Affiliates or Sponsors, maintains or contributes to, or has any liability or contingent liability, with respect to or on behalf of any of the Business Employees:
     (i) any non-qualified deferred compensation or retirement plans or arrangements; (ii) any qualified defined contribution retirement plans or arrangements; (iii) any qualified defined benefit pension plan; (iv) any other plan, program, agreement or arrangement under which former employees of any of the Sellers or its beneficiaries are entitled, or current employees of any of the Sellers will be entitled following termination of employment, to medical, health, life insurance or other benefits other than pursuant to benefit continuation rights granted by state or federal law; or
     (v) any other employee benefit, health, welfare, medical, disability, life insurance, stock, stock purchase or stock option plan, program, agreement, arrangement or policy, except in each case as described in Section 4.17 of the Disclosure Schedule. The plans described in Section 4.17 of the Disclosure Schedule are referred to herein as the "Plans."

          4.17.2 The administration of the Plans complies in all respects with the applicable requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"), and the Plans meet any applicable requirements for favorable tax treatment under the Code in both form and operation. All of the Plans have been maintained in compliance in all material respects in both form and operation with the requirements of all applicable laws and regulations including, but not limited to, the preparation and filing of all required reports with respect to the Plans, the submission of such reports to the appropriate governmental authorities, the timely preparation and distribution of all required employee communications (including without limitation any notice of plan amendment which is required prior to the effectiveness of such amendments), the proper and timely purchase and maintenance of required surety bonds and the proper and timely disposition of all benefit claims. All required contributions pursuant to the Plans due at the time of Closing have been made or will be made prior to the Closing. The costs of administering the Plans for which payment is due prior to the Closing, including fees for the trustee and other service providers which are customarily paid by the Sellers, have been paid or will be paid prior to the Closing. There have been no prohibited transactions as defined in
     Section 406 of ERISA or Section 4975 of the Code with respect to any of the Plans or any parties in interest or disqualified persons with respect to the Plans which would reasonably be expected to result in material liability to the Business or any reduction or curtailment of accrued benefits with respect to any of the Plans. There are no pending or threatened claims (other than routine claims for benefits), lawsuits, or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which would reasonably be expected to result in material liability to the Business. None of the Sellers or any of their ERISA Affiliates has any plans, programs, agreements or arrangements or other commitments to the Business Employees, former Business Employees or their beneficiaries under which it has any obligation to provide any retiree or other employee benefit payments which are not adequately funded through a trust or other funding arrangement, except for continuing medical coverage required by Section 4908B of the Code or similar state laws.

          4.17.3 The Sellers have furnished the Purchaser with true and complete copies of: (i) the Plans and any related trusts or funding vehicles, policies or contracts and the related summary plan descriptions with respect to each Plan; (ii) the most recent determination letters received from the Internal Revenue Service regarding the Plans and copies of any pending applications, filings or notices with respect to any of the Plans with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the Department of Labor or any other governmental agency;
     (iii) the latest financial statements and annual reports for each of the Plans and related trusts or funding vehicles, policies or contracts as of the end of the most recent plan year with respect to which the filing date for such information has passed; (iv) the reports of the most recent actuarial valuations of the Plans; and (v) copies of any material communications or notices provided to employees or plan participants with respect to the Plans along with information concerning the date and extent of distribution of such communications.

          4.17.4 Each Plan which is an employee pension benefit plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter issued by the Internal Revenue Service ("IRS") with respect to the qualified status of such plan under Section 401(a) of the Code and the tax-exempt status of any trust which forms a part of such plan under section 501(a) of the Code; all amendments to any such plan for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired are covered by a favorable IRS determination letter; and no event has occurred which would reasonably be expected to give rise to disqualification of any such plan under such sections or to a tax under Section 511 of the Code.

          4.17.5 There have been no acts or omissions by the Seller or any of its ERISA Affiliates which have given rise to or may give rise to any material fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Seller or any of its ERISA Affiliates may be liable.

     4.18 Absence of Defaults. Except as set forth in Section 4.18 of the Disclosure Schedule, the Sellers are not in default in any material respect under any contract, order, lease, commitment or agreement referred to in Section
1.1.6 of the Disclosure Schedule and, to the Sellers' Knowledge, no condition exists which, with the giving of notice or passage of time or both, would constitute a material default thereunder or constitute an event creating rights of acceleration, termination or cancellation thereof. Except as set forth in
Section 4.18 of the Disclosure Schedule, to the Sellers' Knowledge, there are no existing defaults by any third party under any contract, order, lease, commitment or agreement referred to in Section 1.1.6 of the Disclosure Schedule hereto and no condition exists which, with the giving of notice or passage of time or both, would constitute a default thereunder or constitute an event creating rights of acceleration, termination or cancellation thereof.

     4.19 Authority; Binding Obligation; and No Conflict. The execution and delivery by each of the Sellers of this Agreement, each of the Ancillary Agreements to which it is a party and each of the other documents and instruments required or contemplated by this Agreement or by such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of each of the Sellers. This Agreement constitutes, and, when executed and delivered, by the Sellers pursuant hereto, each of the Ancillary Agreements and other documents and instruments to be executed and delivered by each of the Sellers pursuant to this Agreement, will constitute, the legal, valid and binding obligation of each of the Sellers, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses. Neither the execution and delivery by each of the Sellers of this Agreement, any of the Ancillary Agreements or any of the other documents or instruments to be executed and delivered by the Sellers pursuant to this Agreement nor the consummation of the transactions contemplated hereby or thereby will: (i) conflict with or violate any provision of any of the Sellers' charter or bylaws, or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against any of the Sellers; (ii) result in any breach of or default under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against any of the Sellers which would reasonably be expected to have a Material Adverse Effect; or (iii) violate any legally protected right of any individual or entity or give to any individual or entity (including in each case without limitation any shareholder of any of the Sellers) a right or claim against the Purchaser or the Purchased Assets which would reasonably be expected to have a Material Adverse Effect. Except as otherwise specifically provided herein or in Section 4.19 of the Disclosure Schedule, including without limitation the consents required under the HSR Act, no consent, approval, authorization or action by, notice to, or filing with any governmental body or any other Person is required to be made by the Sellers in connection with the execution, delivery and performance of this Agreement, any of the Ancillary Agreements or any other documents and instruments to be executed and delivered by any of the Sellers pursuant hereto or thereto or the consummation by any of the Sellers of the transactions contemplated hereby or thereby.

     4.20 Material Agreements, Contracts and Commitments. Section 1.1.6 of the Disclosure Schedule accurately and completely sets forth a true and complete list of any Material Contract relating to the Business to which any of the Sellers is a party or by which it is bound. In addition, copies of such Material Contracts have been delivered to the Purchaser prior to the Closing Date.

     4.21 True and Complete Copies. Copies of documents delivered and to be delivered hereunder by the Sellers are and will be true and complete copies of such documents.

     4.22 Brokers. None of the Sellers has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

     4.23 Recalls. Except as set forth in Section 4.23 of the Disclosure Schedule, there has not been any product or service recall, or post sale warning or similar action (collectively, "Recalls"), conducted with respect to any product manufactured, shipped, delivered or sold, or service performed, by the Business, or, to the Knowledge of the Sellers, any investigation or consideration of, or decision made by, the Business concerning whether or not to undertake any such Recalls.

     4.24 Related Party Transactions. Section 4.24 of the Disclosure Schedule contains a complete list of all contracts, agreements and understandings (oral or written) between any of the Sellers, on the one hand and any Related Party, on the other hand, which pertain to or affect the Business, the Purchased Assets or the Purchased Leasehold Premises (the "Related Party Agreements"). Except as set forth in Section 4.24 of the Disclosure Schedule, since April 1, 2000, there have not been any payments or accruals of liability by any of the Sellers to one or more Related Parties in an amount in excess of $50,000, individually or in the aggregate, or any other transaction which is material to the Business between any of the Sellers, on the one hand, and a Related Party, on the other hand.

5.0  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      In order to induce the Sellers to enter into this Agreement and to consummate the transactions contemplated hereunder, the Purchaser makes the following representations and warranties:

     5.1 Organization, Power and Authority of the Purchaser. The Purchaser is a corporation duly organized and validly existing under the laws of its state of incorporation, with full corporate power and authority to (i) to enter into this Agreement, each of the Ancillary Agreements to which it is a party and each of the other documents and instruments to be executed and delivered by it pursuant hereto and thereto, and (ii) to carry out the other transactions and agreements contemplated by this Agreement, each of the Ancillary Agreements to which it is a party and each of the other documents and instruments to be executed and delivered by it pursuant hereto and thereto.

     5.2. Due Authorization; Binding Obligation. The execution and delivery by the Purchaser of this Agreement, each of the Ancillary Agreements to which it is a party and each of the other documents and instruments required or contemplated by this Agreement or by such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of the Purchaser. This Agreement constitutes, and, when executed and delivered, by the Purchaser pursuant hereto, each of the Ancillary Agreements and other documents and instruments to be executed and delivered by the Purchaser pursuant to this Agreement, will constitute, the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses. Neither the execution and delivery by the Purchaser of this Agreement, any of the Ancillary Agreements or any of the other documents or instruments to be executed and delivered by the Purchaser pursuant to this Agreement nor the consummation of the transactions contemplated hereby or thereby will: (i) conflict with or violate any provision of the Purchaser's certificate of incorporation or bylaws, or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against the Purchaser; or (ii) result in any material breach of or default under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against the Purchaser which would reasonably be expected to have a material adverse effect on the Purchaser. Except as otherwise specifically provided herein, including without limitation the consents required under the HSR Act, no consent, approval, authorization or action by, notice to, or filing with any governmental body or any other Person is required by the Purchaser in connection with the execution, delivery and performance of this Agreement, any of the Ancillary Agreements or any other documents and instruments to be executed and delivered by the Purchaser pursuant hereto or thereto or the consummation by the Purchaser of the transactions contemplated hereby or thereby.

     5.3 Brokers. The Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

     5.4 Litigation. There are no actions, suits, claims or legal, administrative or arbitration proceedings pending against, or, to the Purchaser's knowledge, threatened against, the Purchaser which would materially adversely affect the Purchaser's performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

     5.5 Financing. The Purchaser has, and at the Closing will have, sufficient sources of financing in order to consummate the transactions contemplated by the Agreement and to fulfill its obligations hereunder, including without limitation payment to the Sellers of the Purchase Price at the Closing.

     5.6 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Purchaser or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Purchaser shall be able to pay its debts as they become due. Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Purchaser or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Purchaser shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Purchaser or any of its Affiliates in order to effect the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Purchaser.

6.0  ADDITIONAL COVENANTS OF THE PARTIES

     6.1. All Commercially Reasonable Efforts. Each party will use all commercially reasonable efforts to cause to be satisfied as soon as practicable and prior to the Closing Date all of the conditions to its respective obligations to consummate the sale and purchase of the Purchased Assets. Each party shall also execute prior to or after the Closing Date such other documents or agreements and take such other actions as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

     6.2 Conduct of Business Pending the Closing. From and after the execution and delivery of this Agreement and until the Closing Date, except as otherwise provided by the prior written consent of the Purchaser:

          6.2.1 the Sellers will conduct the business and operations of the Business in the manner in which the same have heretofore been conducted and as described to the Purchaser, and it will use all commercially reasonable efforts to (i) preserve the business organization of the Business intact,
     (ii) keep available to the Purchaser the services of the employees and agents of the Business, and (iii) preserve the relationships with the customers of the Business, suppliers and others having dealings with the Business;

          6.2.2 the Sellers will maintain the Purchased Assets and all of the other properties of the Business in customary repair, order and condition, reasonable wear and use and damage by unavoidable casualty excepted, and will maintain insurance of such types and in such amounts upon all of the properties of the Business and with respect to the conduct of the operations of the Business as are in effect on the date of this Agreement; and

          6.2.3 the Sellers will not (i) except as set forth in Section 4.13 of the Disclosure Schedule pay any bonus or materially increase the rate of compensation of any of the Business Employees other than in the Ordinary Course of Business; (ii) sell or transfer any of the assets of the Business other than inventory in the Ordinary Course of Business; (iii) make or obligate itself to make capital expenditures with respect to the Business in excess of $50,000; or (iv) with respect to the operations of the Business, incur any material obligations or liabilities or enter into any material transaction other than in the Ordinary Course of Business.

     6.3 Access to the Properties and Records of the Business. From and after the execution and delivery of this Agreement, the Sellers will afford to the representatives of the Purchaser access, during normal business hours and upon reasonable notice in a manner so as not to interfere with the normal operation of the Business, to the premises of the Business sufficient to enable the Purchaser to inspect the Purchased Assets, and the Sellers will furnish to such representatives during such period all such information relating to the foregoing investigation as the Purchaser may reasonably request (it being acknowledged by the Purchaser that the Purchaser has completed its due diligence investigation and that the purpose of this provision is not to permit further due diligence); provided, however, that any furnishing of such information to the Purchaser and any investigation by or Knowledge of the Purchaser shall not affect the right of the Purchaser to rely on the representations and warranties made by the Sellers in or pursuant to this Agreement.

     6.4 No Disclosure. Neither the Purchaser or the Sellers will, prior to the Closing Date, disclose the existence of or any term or condition of this Agreement to any person or entity without the prior written consent of the other, except that such disclosure may be made (i) to any person to whom such disclosure is necessary in order to satisfy any of the conditions to the consummation of the purchase of the Purchased Assets which are set forth in this Agreement, and (ii) to the extent the party making such disclosure believes in good faith that such disclosure is required by law (in which case, the Purchaser or the Sellers will consult with the other prior to making such disclosure).

     6.5 Bulk Sales Law. The Purchaser waives compliance with the "bulk sales," "bulk transfers" and similar laws of any applicable state in connection with the transactions contemplated by this Agreement. The Sellers agree to indemnify and hold the Purchaser harmless against any and all claims, losses, damages, liabilities (including tax liabilities), costs and expenses incurred by the Purchaser or any of its Affiliates as a result of any failure to comply with any such laws.

     6.6 Expenses. The Purchaser, on the one hand, and the Sellers, on the other hand, shall each bear its own respective expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.

     6.7 Obligation to Notify. Each of the Purchaser and the Sellers shall have the continuing obligation until the Closing promptly to notify the other in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in this Agreement or the Disclosure Schedule or other attachments annexed hereto. No supplement or amendment of the Disclosure Schedule made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement, provided that the Purchaser's sole remedy in respect thereof shall be to terminate this Agreement pursuant to
Section 12.3.1.3, which termination must be initiated by the Purchaser within five Business Days after the Purchaser receives the notice pursuant to this
Section 6.7, and, provided further, that such right to terminate shall be subject to the Sellers' right to cure under Section 12.3.1.3.

     6.8 Exclusive Dealing. The Sellers shall not and shall cause the Business not to, prior to the Closing Date or the termination of this Agreement, directly or indirectly, through any representative or otherwise solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the acquisition of the Purchased Assets or the Business or its assets, in whole or in part, whether through direct purchase, merger, consolidation or other business combination (other than sales of inventory in the Ordinary Course of Business).

     6.9 Employee Matters

          6.9.1 The Sellers shall use all commercially reasonable efforts to aid the Purchaser in engaging those Business Employees whom the Purchaser desires to engage after the Closing Date. Any Business Employees hired by the Purchaser shall be subject to such terms and conditions of employment as determined by the Purchaser in its sole discretion. The Purchaser shall have no obligation to employ any of the persons currently employed by any of the Sellers or to continue, or institute any replacement or substitution for, any vacation, severance, incentive, bonus, profit sharing, pension or other employee benefit plan or program of any of the Sellers.

          6.9.2 Without limiting the generality of Section 2.4, the Sellers shall be fully responsible for health-care and disability claims incurred prior to the Closing Date with respect to the Business Employees, including costs for employees hospitalized or on disability on the Closing Date. The Sellers shall be responsible for COBRA liabilities and obligations, if any, under Section 4980B of the Code and Sections 601-608 of ERISA with respect to any individuals who incurred or incur a "qualifying event" (within the meaning of Section 603 of ERISA) under an applicable employee benefit plan of any of the Sellers prior to the Closing Date.

          6.9.3 The Purchaser agrees to assume the obligations of MI and Cal-Doran under and be substituted for MI and Cal-Doran as a party to their respective collective bargaining agreements listed in Section 6.9.3 of the Disclosure Schedule; provided, however, that, the Purchaser's assumption of the obligations of MI and Cal-Doran under such collective bargaining agreements shall only be with respect to those liabilities and obligations under the collective bargaining agreements that relate to periods on or after the Closing Date.

          6.9.4 Workers' compensation claims asserted by the Business Employees against the Purchaser or the Sellers ("Workers' Compensation Claims") shall be handled as follows:

               (i) The Sellers will remain, from and after the Closing, fully responsible for and will fully satisfy or cause to be satisfied all Workers' Compensation Claims that arose out of or resulted from any event occurring prior to the Closing Date and that were first asserted by the claimants to a supervising employee of the Purchaser or the Sellers on or prior to the Closing Date.

               (ii) The  Purchaser   will  be   responsible   for  all  Workers'
                    Compensation Claims that arise out or result from any event occurring entirely after the Closing Date and that are first asserted by the claimants to a supervising employee of the Purchaser after the Closing Date.

               (iii)With respect to Workers'  Compensation Claims arising out of or resulting from, in whole or in part, any event occurring on or prior to the Closing Date that are first asserted by the claimants to a supervising employee of the Purchaser after the Closing Date, the Sellers and the Purchaser will, from and after the Closing, each remain responsible for and will satisfy or cause to be satisfied such Workers' Compensation Claims on a pro rata basis according to the duration of the claimant's term of employment with the Sellers and the Purchaser, respectively, determined as of the date such Workers' Compensation Claim is first asserted.

          6.9.5 Notwithstanding anything contained in this Section 6.9, to the extent any provisions of this Section 6.9, as related to employees governed by the collective bargaining agreements set forth in Section 6.9.3 of the Disclosure Schedule hereto, contradict or otherwise are inconsistent with any terms, provisions or requirements under such collective bargaining agreements, the Purchaser's obligations under this Section 6.9 shall be deemed to be modified to the extent necessary to enable the Purchaser to comply with the applicable provisions of any such collective bargaining agreements with respect to the employees covered thereby, and any such modification or deviation from the terms of this Section 6.9 as a result of such actions by the Purchaser shall not be deemed a breach or violation of this Agreement.

          6.9.6 The Sellers agree to pay within five days after determination of the final Closing Net Book Value, the amounts owing employees or former employees of the Businesses under any bonus or other compensation plan under which payments are due.

          6.9.7 The Purchaser agrees that it or its designated successor will be substituted as the Employer under the Metallurgical, Inc. Pension Plan.

     6.10 Title Opinions and Surveys. With respect to each parcel of Purchased Real Estate, the Purchaser, at its cost, is seeking to obtain title insurance policies of a reasonably current date or binding commitments with extended coverage over general exceptions to issue such policies in the name of the Purchaser. Such policies or commitments shall be issued by a title insurance company acceptable to the Purchaser in an amount equal to the fair market value of such real property interest as reasonably determined by the Purchaser. Such policies or commitments shall be subject to no Liens other than Permitted Liens and shall specifically provide for insurance over all existing access routes to each such parcel. In addition, the Purchaser shall, at its cost (except the Sellers shall pay the additional approximately $8,000 charge for accelerated service), obtain a current plat of survey of each parcel of such Purchased Real Estate, in the form, within such time and with such certifications as required as a condition to issuing the title opinions described above.

     6.11 Noncompetition. As an inducement for the Purchaser to enter into this Agreement and as additional consideration for the consideration to be paid to the Sellers under this Agreement the Sellers agree that for a period of five years after the Closing:

          6.11.1 None of the Sellers will, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend its name or any similar name to, lend its credit to, or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Business as it is conducted on the date of this Agreement, anywhere within North America; provided, however, that the Sellers may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. The Sellers agree that this covenant is reasonable with respect to its duration, geographical area, and scope.

          6.11.2 None of the Sellers will, directly or indirectly, either for itself or any other Person, (A) induce or attempt to induce any Business Employee or other employee of the Purchaser to leave the employ of the Purchaser, (B) in any way interfere with the relationship between the Purchaser and any employee of the Purchaser, (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of the Purchaser unless such employee has been terminated by the Purchaser, or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of the Purchaser to cease doing business with the Purchaser, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Purchaser.

          6.11.3 None of the Sellers will, directly or indirectly, either for itself or any other Person, solicit the business of any Person known to the Sellers to be a customer of the Business, whether or not the Sellers had direct contact with such Person, with respect to products or activities which compete in whole or in part with the products or activities of the Business as it is conducted on the date of this Agreement;

          6.11.4 In the event of a breach by any of the Sellers of any covenant set forth in this Section 6.11, the term of such covenant will be extended by the period of the duration of such breach;

          6.11.5 In addition to its right to damages and any other rights it may have, the Purchaser will be entitled to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Section 6.11 of this Agreement, it being agreed that money damages alone would be inadequate to compensate the Purchaser and would be an inadequate remedy for such breach. The rights and remedies of the Purchaser to this Agreement are cumulative and not alternative.

7.0  CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

     The obligation of the Purchaser to purchase the Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

     7.1 Accuracy of the Sellers' Representations and Warranties and Compliance by the Sellers with Their Obligations. The representations and warranties of the Sellers contained in this Agreement shall have been true and correct in all material respects at and as of the date hereof, and they shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time. The Sellers shall have performed and complied in all material respects with all of their obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. The Sellers shall have delivered to the Purchaser a certificate, dated as of the Closing Date and signed by an executive officer of each of the Sellers, certifying that such representations and warranties are thus true and correct in all material respects and that all such obligations have been thus performed and complied with in all material respects.

     7.2  Certified  Resolutions.  The  Sellers  shall  have  delivered  to  the
Purchaser copies of resolutions adopted by the board of directors and stockholder of each of MI, Cal-Doran and MTI and the board of directors of each of Electron and Terra authorizing the transactions contemplated by this Agreement, certified in each case as of the Closing Date by a secretary or assistant secretary.

     7.3 Opinion of Counsel. The Purchaser shall have received an opinion dated the Closing Date from Hale and Dorr LLP, counsel for the Sellers, in form and substance as set forth in Exhibit G attached hereto.

     7.4 Receipt of Necessary Consents. All required consents or approvals of third parties necessary to convey to the Purchaser all of the Purchased Assets as contemplated by this Agreement, the absence of which would reasonably be expected to have a Material Adverse Effect, shall have been obtained and shown by written evidence reasonably satisfactory to the Purchaser; provided, however, that if the Sellers are unable to obtain any such consents or approvals on reasonable commercial terms by the Closing Date, this condition shall be satisfied if the Sellers, by acting as agent for the Purchaser or participating in any other reasonable and lawful arrangement, are able to put the Purchaser in the same financial position in all material respects as if such consents or approvals had been obtained.

     7.5 No Adverse Order. There shall not be any order of any court restraining, prohibiting or invalidating the sale of the Purchased Assets to the Purchaser or any other material transaction contemplated hereby, or which would reasonably be expected to have a Material Adverse Effect.

     7.6 No Material Adverse Change or Occurrence. From and after January 1, 2000 no event shall have occurred (or failed to occur) which would reasonably be expected to have a Material Adverse Effect.

     7.7 HSR Act Waiting Periods. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or otherwise been terminated.

8.0  CONDITIONS TO OBLIGATIONS OF THE SELLERS

     The obligations of the Sellers to sell the Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

     8.1  Accuracy  of  the  Purchaser's   Representations  and  Warranties  and
Compliance by the Purchaser with Its Obligations. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct in all material respects at and as of the date hereof, and they shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time. The Purchaser shall have performed and complied in all material respects with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. The Purchaser shall have delivered to the Sellers a certificate, dated as of the Closing Date and signed by an executive officer, certifying that such representations and warranties are true and correct in all material respects and that all such obligations have been thus performed and complied with in all material respects.

     8.2 Opinion of Counsel. The Sellers shall have received an opinion, dated the Closing Date, from Bell, Boyd & Lloyd LLC, counsel for the Purchaser, in form and substance as set forth in Exhibit H attached hereto.

     8.3 Certified Resolutions. The Purchaser shall have delivered to the Sellers a copy of a resolution adopted by its board of directors authorizing the transactions contemplated by this Agreement, certified as of the Closing Date by its secretary or assistant secretary.

     8.4 No Adverse Order. There shall not be any order of any court restraining, prohibiting or invalidating the sale of the Purchased Assets to the Purchaser or any other material transaction contemplated hereby.

     8.5 HSR Act Waiting Periods. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or otherwise been terminated.

9.0  CERTAIN ACTIONS AFTER THE CLOSING

     9.1 The Purchaser to Act as Agent for the Sellers; Absence of Consents, Etc.. This Agreement shall not constitute an agreement to assign any claim, contract, license, lease, commitment, sales order or purchase order if any attempted assignment of the same without the consent of the other parties thereto would constitute a breach thereof or in any way affect the rights of the Sellers or the Purchaser thereunder. If such consent is not obtained or if any attempted assignment would be ineffective or would affect the Sellers' rights thereunder so that the Purchaser would not in fact receive all such rights, then the Purchaser shall act as the agent for the Sellers in order to obtain for the Purchaser the benefits thereunder and put the Purchaser in the same financial position had the assignment been made. Without limiting the generality of the foregoing, the Sellers shall use all commercially reasonable efforts to (i) obtain any such consent after the Closing Date until such time as the consent has been obtained, (ii) provide or cause to be provided to the Purchaser the benefits of any such agreement, lease, contract or other document or instrument for which consent or waiver has not been obtained, (iii) cooperate in any arrangement, reasonable and lawful as to the Sellers and the Purchaser, designed to provide such benefits to the Purchaser, (iv) enforce for the account of the Purchaser, at the Purchaser's sole expense, any rights of the Sellers arising from such agreement, lease, contract or other document or instrument for which consent has not been obtained against the other parties, including, without limitation, the right to elect to terminate in accordance with the terms thereof on the advice of the Purchaser, and (v) the Sellers shall pay, defend, indemnify and hold the Purchaser harmless from any and all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees and expenses) suffered by the Purchaser as a result of any failure of the Sellers to obtain such consent whether before or after the Closing Date. The Purchaser shall use all commercially reasonable efforts to perform the obligations of the Sellers arising under such agreement, lease, contract or other document or instrument for which consent has not been obtained, to the extent that by reason of the transactions consummated pursuant to this Agreement, the Purchaser has control over the resources necessary to perform such obligations. Nothing in this Section 9.1 shall be deemed (i) a waiver by the Purchaser of its rights to have received on or before the Closing an effective assignment of all of the Purchased Contracts, (ii) a waiver by the Purchaser of its rights to have each condition to Closing set forth in Section 7.0 satisfied on the Closing Date or
(iii) to constitute an agreement to exclude from the Purchased Assets any properties, assets or rights described under Section 1.1 or limit or affect the Sellers' representations, warranties and covenants in this Agreement.

     9.2 Delivery of Property Received by the Sellers After Closing. From and after the Closing, the Purchaser shall have the right and authority to collect, for the account of the Purchaser, all items which shall be transferred or are intended to be transferred to the Purchaser as part of the Purchased Assets as provided in this Agreement, and to endorse with the name of the Sellers, to the extent reasonably necessary or required, any checks or drafts received on account of any such items of the Purchased Assets. The Sellers agree that they will transfer or deliver to the Purchaser, promptly after the receipt thereof, any cash or other property which the Sellers receive after the Closing Date in any respect of any claims, contracts, licenses, leases, commitments, purchase orders, or any other items transferred or intended to be transferred to the Purchaser as part of the Purchased Assets under this Agreement. Notwithstanding the foregoing, in the event the Sellers make any payment to the Purchaser pursuant to Article 11 hereof with respect to any Accounts Receivable which are not collected by the Purchaser, the Purchaser shall assign to the Seller making such payment all of the Purchaser's right, title and interest in such accounts receivable.

     9.3 Execution of Further Documents. From and after the Closing, upon the reasonable request of the Purchaser, the Sellers shall execute, acknowledge and deliver all such further acts, deeds, bills of sale, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required to convey and transfer to and vest in the Purchaser and protect its right, title and interest in all of the Purchased Assets, and as may be appropriate otherwise to carry out the transactions contemplated by this Agreement.

     9.4 National City Facility. The Sellers shall be fully responsible for continuing and promptly completing remediation and/or corrective action of any petroleum contamination at the National City, California facility, solely at the Sellers' expense. Such remediation and/or corrective action shall: (i) be in full compliance with all applicable Environmental Laws, and (ii) not unreasonably interfere with the Purchaser's operation and use of the facility. The Sellers shall promptly provide the Purchaser with copies of all correspondence, reports or other documents received from any third party, and


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


shall provide the Purchaser with a reasonable opportunity to review and comment upon any correspondence, reports or other documents drafted by the Sellers or their agents, before such correspondence, reports or other documents are transmitted to third parties. The Sellers shall obtain a letter or other document (including but not limited to a Certificate of Completion or No Further Action Letter) from the California Regional Water Quality Control Board, San Diego Region, or other controlling governmental authority (collectively "Board") evidencing that the remediation and or corrective action has complied with Board requirements.

     9.5 WARN. The Purchaser agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act ("WARN") and any similar state law and to otherwise comply with any such statute with respect to any "plant closing" or "mass layoff" (as defined by WARN) or similar event affecting employees of the Business and occurring on or after the Closing Date or arising as a result of this Agreement (none of which are now contemplated by the Purchaser), and to indemnify and hold harmless the Sellers and their Affiliates from any liability arising from the Purchaser's failure to provide any such notice or otherwise comply with any such law.

     9.6 Multi-Employer Plan. If, solely as a result of any transfer of the Purchased Assets from the Sellers to the Purchaser (or its assignees) pursuant to the terms and conditions of this Agreement, (i) Cal-Doran ceases (A) operations covered under any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Cal-Doran contributes, is required to contribute or has ever been required to and which covers current Business Employers (a "Multiemployer Plan"), or (B) to have an obligation to contribute to a Multiemployer Plan under circumstances that would cause the occurrence of a complete or partial withdrawal by Cal-Doran from such Multiemployer Plan, and
(ii) such complete or partial withdrawal would result in a withdrawal liability for the Sellers in excess of $10,000, then the following provisions shall apply with respect to such Multiemployer Plan:

          9.6.1 From and immediately after the Closing, the Purchaser shall be obligated to contribute to the Multiemployer Plan with respect to the operations for substantially the same number of contribution base units for which Cal-Doran was obligated to contribute to the Multiemployer Plan with respect to the operations immediately prior to the Closing;

          9.6.2 The Purchaser shall provide to the Multiemployer Plan for a period of five plan years of the Multiemployer Plan (individually, a "Plan Year" and collectively, "Plan Years") commencing with the first Plan Year beginning after the Closing, a bond issued by a corporate surety company that is an acceptable surety for purposes of Section 412 of ERISA, an amount held in escrow by a bank or similar financial institution satisfactory to the Multiemployer Plan or (if permitted by the Multiemployer Plan) a letter of credit issued by such a bank or institution, in an amount equal to the greater of (A) the average annual contribution required to have been made by the Seller with respect to the operations under the Multiemployer Plan for the three Plan Years preceding the Plan Year in which the Closing occurs, or (B) the annual contribution that the Seller was required to have made with respect to the operations under the Multiemployer Plan for the last Plan Year before the Plan Year in which the Closing occurs, which bond or escrow shall be paid to the Multiemployer Plan if the Purchaser withdraws from the Multiemployer Plan or fails to make a contribution to the Multiemployer Plan when due, at any time during the first five Plan Years beginning after the Closing; and

          9.6.3 If the Purchaser withdraws from the Multiemployer Plan in a complete withdrawal or a partial withdrawal with respect to the operations during such first five Plan Years and does not pay any withdrawal liability resulting therefrom, the Seller shall be secondarily liable for any withdrawal liability it would have had to the Multiemployer Plan with respect to the operations covered under the Multiemployer Plan (but for Section 4204 of ERISA) if the liability of the Purchaser with respect to such Multiemployer Plan is not paid.

          9.6.4 If the conditions  set forth above are  satisfied,  this Section
     9.6 is intended to meet the conditions established under Section 4204(a)(1) of ERISA for relief from liability for a complete or partial withdrawal and shall be interpreted and applied accordingly. The Purchaser and the Sellers agree to cooperate to obtain the benefits of the variance under 29 C.F.R. ss.4204.11, if available, or, if not, to seek an individual variance or exemption under 29 C.F.R. ss.4202.21. If, however, such conditions set forth above are not satisfied, this Section 9.6 is not intended to meet the requirements under Section 4204(a)(1) of ERISA and the Sellers will remain responsible for such complete or partial withdrawal liabilities or other costs assessed against the Sellers as if such Section 4201(a)(1) election had not been made.

The Purchaser agrees that it is obligated to make all contributions which may be required to be made to the Multiemployer Plans from and immediately after the Closing. As soon as practicable following the Closing, the Sellers agree to obtain from the Multiemployer Plan an estimate of the withdrawal liability that would be imposed on the Sellers by that Multiemployer Plan in the case of a complete or partial withdrawal. The Sellers agree for a period of two years following the Closing that if the Purchaser's annual contribution obligation to any Multiemployer Plan in accordance with this Section 9.6 is improperly calculated to include contributions or administrative expenses the Sellers were required to make to the Multiemployer Plan prior to the Closing, the Sellers will promptly indemnify the Purchaser in full for such cost and expense. The Sellers further agree that if the Purchaser is subject at any time during such two-year period to claims, demands, judgments, settlements or liability to third parties for unpaid contributions and related expenses (including attorneys' fees and expenses) that may be incurred by the Purchaser in connection with the Multiemployer Plan as a result of acts or omissions which occurred prior to the Closing, the Sellers shall indemnify and hold harmless the Purchaser from all claims, demands, judgments, settlements, unpaid contributions, liability to third parties and related expenses.

     9.7 Delivery of Charter Amendments. The Sellers will deliver to the Purchaser within five (5) business days after the Closing evidence of filings of charter amendments changing the corporate names of MI, Cal-Doran and MTI to names that do not contain the words "Cal-Doran National City," "Cal-Doran," "Metallurgical Services," "Metal Treating," "Metallurgical" or "SCAT."

10.0  PRODUCT  AND  SERVICE  WARRANTY  AND  LIABILITY  CLAIMS;   COOPERATION  IN
      LITIGATION

     With respect to product or service warranty or liability claims asserted against the Purchaser or the Sellers for products or services of the Business (including, without limitation, any claims for consequential damages related to any Cal-Doran Aero-Space Claim), (i) if the product was shipped or the service performed before the Closing, and the claimed injury or product failure occurred before the Closing, the Sellers shall be fully responsible, whether the claim is made before or after the Closing, (ii) if the product was shipped or the service performed before the Closing, and the claimed injury or product failure occurs after the Closing, the Purchaser shall be fully responsible, except with respect to a Cal-Doran Aero-Space Claim which shall be handled as provided below, and
(iii) if the product was shipped or the service performed after the Closing, the Purchaser shall be fully responsible. If the product was shipped or the service performed before the Closing by Cal-Doran, the claimed injury or product failure occurs after the Closing, and the product or service relates to products or services for aircraft, rocket or Space Shuttle parts (a "Cal-Doran Aero-Space Claim"), the Purchaser shall be responsible if the Cal-Doran Aero-Space Claim is insured. If such Cal-Doran Aero-Space Claim is not insured, the Purchaser, on the one hand, and the Sellers, on the other hand, shall share the responsibility equally; provided, however, that the Sellers' aggregate liability under this
Article 10.0 with respect to Cal-Doran Aero-Space Claims shall not exceed the amount of the Closing Net Book Value. The term "insured" shall mean a claim for which the Purchaser has or had insurance coverage under the insurance policies identified on Exhibit I (without regard to retentions or self-insurance). The Purchaser and the Sellers shall each cooperate with the other in the defense of any such action and in the prosecution or defense of any other actions affecting the Business to the extent reasonably so requested.

11.0  INDEMNIFICATION

     11.1 Indemnification by the Sellers. The Sellers agree, jointly and severally, that they will indemnify, defend and hold harmless the Purchaser in respect of the aggregate of all indemnifiable damages of the Purchaser. For this purpose, "indemnifiable damages" of the Purchaser means the aggregate of all out of pocket expenses, losses, costs, liabilities and damages (including reasonable related legal and engineering fees and expenses) incurred or suffered by the Purchaser (i) resulting from any representation or warranty made by the Sellers in or pursuant to Article 4 hereof that is inaccurate, (ii) resulting from any default in the performance of any of the covenants or agreements made by the Sellers in this Agreement, (iii) resulting from the failure of the Sellers to pay, discharge or perform any liability or obligation of the Sellers which is not expressly assumed by the Purchaser pursuant to this Agreement, including, without limitation, the Excluded Liabilities, or resulting from any dispute concerning any such liability or obligation, or (iv) resulting from the Purchaser's assumption of Environmental Liabilities pursuant to Section 2.3.1.3 to the extent indemnifiable damages of the Purchaser resulting from such assumption are greater than $1,000,000 but are less than $3,500,000. The

Sellers' indemnity obligation set forth in Subsection (iv) shall pertain only to those Environmental Liabilities, whenever incurred, arising from conditions identified by the Purchaser in writing to the Sellers prior to the second anniversary of the Closing Date. For the purpose of this Section 11.1, all representations, warranties, covenants and agreements of the Sellers set forth in this Agreement, except those set forth in Sections 4.5.2, 4.6, 4.7, 4.8.1, 4.9, 4.12, 4.13, 4.14.1 and 4.16.2, that are qualified as to materiality (including, without limitation, by the word "material" in the phrase "Material Adverse Effect") shall be deemed to be not so qualified. The right to payment of indemnifiable damages or other remedy based on representations, warranties, covenants or obligations will not be affected by any investigation conducted, or any Knowledge acquired (or capable of being acquired) at any time, by the Person seeking indemnification whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. Without limiting the generality of the foregoing with respect to the measurement of indemnifiable damages, the Purchaser shall have the right to be put in the same financial position as it would have been in had each of the representations and warranties of the Sellers been true and correct and had each of the covenants of the Sellers been performed in full.

     11.2 Indemnification by the Purchaser. The Purchaser agrees to indemnify and hold the Sellers harmless in respect of the aggregate of all indemnifiable damages of the Sellers. For this purpose, "indemnifiable damages" of the Sellers means the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including reasonable related counsel and engineering fees and expenses) incurred or suffered by the Sellers (i) resulting from any representation or warranty made by the Purchaser in or pursuant to Article 5 hereof that is inaccurate, (ii) resulting from any default in the performance of any of the covenants or agreements made by the Purchaser in this Agreement,
(iii) resulting from the failure of the Purchaser to pay, discharge or perform any of the Assumed Liabilities, or (iv) resulting from the Purchaser's failure to satisfy Environmental Liabilities assumed by the Purchaser pursuant to
Section 2.3.1.3 to the extent indemnifiable damages of the Sellers are less than $1,000,000 or are greater than $3,500,000. For the purpose of this Section 11.2, all representations, warranties, covenants and agreements of the Purchaser set forth in this Agreement that are qualified as to materiality shall be deemed not so qualified. The right to payment of indemnifiable damages or other remedy based on representations, warranties, covenants or obligations will not be affected by any investigation conducted, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. Without limiting the generality of the foregoing with respect to the measurement of indemnifiable damages, the Sellers shall have the right to be put in the same financial position as it would have been in had each of the representations and warranties of the Purchaser been true and correct and had each of the covenants of the Purchaser been performed in full.


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


     11.3 Claims for Indemnification.

          11.3.1 Third-Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party (as defined below) shall be made in accordance with the following procedures. A person entitled to indemnification under this Article 11 (an "Indemnified Party") shall give prompt written notification to the person from whom indemnification is sought (the "Indemnifying Party") of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party. Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered "indemnifiable damages" for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The Party controlling such defense shall keep the other Parties advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed.

          11.3.2 Claims by the Purchaser Regarding Environmental Liabilities. Any claims for indemnifiable damages made under Section 11.1 relating primarily to Environmental Liabilities (an "Environmental Claim") shall be treated as follows:

               11.3.2.1 The Sellers' obligation to indemnify the Purchaser shall only apply to the extent that the indemnifiable damages incurred by the Purchaser are "Reasonable Environmental Expenses." For purposes of this Agreement, indemnifiable damages shall be deemed "Reasonable Environmental Expenses" to the extent such expenses or other costs are incurred to perform activities (including without limitation a site investigation and remediation or other cleanup or risk assessment activities) which are required by any order or directive of any governmental agency or authority or which are reasonably necessary to
          (i) determine and ensure the environmental condition giving rise to such indemnifiable damages is, and cause such environmental condition to be, in compliance with Environmental Law as in effect at the time of such investigation or remedial or other cleanup or risk assessment activities, and otherwise determine the degree, scope and extent of the presence of a Contaminant or the occurrence of a Release, (ii) comply with or to discharge a duty imposed under applicable Environmental Law then in effect, or (iii) allow the Purchaser, in its reasonable discretion, to respond to and abate the occurrence or creation of an environmental condition (1) imminently and
          substantially  endangering  human  health  or  the  environment,   (2)
          violating any Environmental Law, or (3) exceeding the industrial, risk-based cleanup standards then applicable to such site under Environmental Law. The Sellers shall not be required to indemnify the Purchaser for any Reasonable Environmental Expenses to the extent that such Reasonable Environmental Expenses are incurred as a result of a change in the use of the site in question following the Closing to a use to which increased cleanup standards or risk based assessments apply. With respect to the remediation portion of any Reasonable Environmental Expenses, the Sellers shall be liable for such portion of Reasonable Environmental Expenses only to the extent the remediation expenses or other costs incurred are required to remediate the condition giving rise to the indemnifiable damages to levels that will permit continued industrial uses at the site in question or to the risk-based cleanup standards based on industrial use of such site under applicable Environmental Law in effect as of the date of the remediation.

               11.3.2.2  The  Purchaser  shall  notify the Sellers (i)  promptly after the Purchaser receives notice from any government authority or any third party alleging any violation of any Environmental Law at any of the Purchased Real Estate or Purchased Leasehold Premises, (ii) promptly after the Purchaser has Knowledge of any Release, or threatened Release at any of the Purchased Real Estate or Purchased Leasehold Premises, and (iii) within thirty (30) days of the end of each calendar quarter, all expenditures by the Purchaser of Reasonable Environmental Expenses (which notice shall be accompanied by reasonable detail regarding such expenditures). If the Purchaser wishes to assert an Environmental Claim, the Purchaser shall provide the Sellers' with a notice (an "Environmental Claim Notice") which notice shall include documentation showing in reasonable detail the basis for the Purchaser's assertion that the proposed action and the costs and expenses are Reasonable Environmental Expenses as contemplated by Section 11.3.2.1. Notwithstanding any other provision herein, the Purchaser shall only be required to give such prior notice of an Environmental Claim as is reasonably practicable before incurring any costs or expenses (1) pursuant to an order or directive by a governmental agency or authority or (2) in order to prevent or abate an imminent and substantial (A) endangerment to human health or the environment from any environmental condition, Release, or threatened Release at any of the Purchased Real Estate or Purchased Leasehold Premises, or (B) violation of any Environmental Law. The Purchaser shall provide, and cause its representatives to provide, the Sellers and the Sellers' authorized representatives access to the facility and the opportunity to review the subject of the Environmental Claim and any studies, records, sampling data, cost estimates and other related documents utilized by the Purchaser in connection with establishing the Environmental Claim. Environmental Claims shall otherwise be asserted in the manner set forth in Section 11.3.3, except that disputes shall be submitted only to arbitration, in Boston, Massachusetts, to a single arbitrator selected by agreement of the parties, or absent agreement, by the American Arbitration Association, who shall be an attorney specializing in environmental law for at least 10 years. The arbitration shall be in accordance with the commercial arbitration rules of the American Arbitration Association, with only such discovery as expressly authorized by the arbitrator upon showing of substantial need by the party seeking discovery. The arbitrator may hire an environmental engineering firm as deemed necessary, but for costs not exceeding $10,000 unless the parties otherwise agree. Disputes concerning substantially related Environmental Claims shall, to the extent practicable, be submitted to the same arbitrator. The arbitrator shall award the expenses of arbitration (attorneys' and engineering fees, filing fees, costs and related expenses) to the prevailing party. The results of arbitration will be binding on the parties absent fraud or manifest error, and judgment on the arbitrator's award may be entered in any court in Massachusetts having jurisdiction.

               11.3.2.3 For purposes of Section 11.3.2, the term "indemnifiable damages" shall be deemed to include, in addition to those items specified as such in Section 11.1, any cost or expense (including related legal and engineering fees and expenses) related to any investigation, pre-remedial studies and investigations or post-remedial monitoring and care, and any required financial assurance, as well as cost of clean-up, remedial, corrective, restorative or response actions with respect to any Environmental Claim.

               11.3.2.4 Upon the payment by the Sellers to the Purchaser for any indemnifiable damages arising out of an Environmental Claim, the Sellers shall be subrogated to all rights and causes of action which the Purchaser may have against any third party relating to such indemnifiable damages.

          11.3.3 Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article 11 which is not subject to Section 11.3.1 or 11.3.2 shall deliver to the Indemnifying Party a written notice (a "Claim Notice") which contains (i) a description and the amount (the "Claimed Amount") of any indemnifiable damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article 11 and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such indemnifiable damages. Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or (iii) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use all commercially reasonable efforts to resolve such dispute. If such dispute is not resolved within 60 days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction.

     11.4 Survival.

          11.4.1 The representations and warranties of the Sellers and the Purchaser set forth in this Agreement shall expire as follows: at the Closing, Section 4.15; one year after the Closing, Sections 4.2, 4.3, 4.9, 4.10, 4.12, 4.13, 4.22, and 4.24; 18 months after the Closing, Sections 4.5, 4.6, 4.7, 4.8, 4.11, 4.14, 4.16, 4.17, 4.18, 4.19 and 4.20; three years after the Closing 4.1, 4.21 and 4.23; and until expiration of any applicable statutes of limitation, Section 4.4.

          11.4.2 Any valid claim that is properly asserted in writing pursuant to Section 11.3 prior to the expiration as provided in this Article 11 of the representation or warranty that is the basis for such claim shall survive until such claim is finally resolved and satisfied.

     11.5 Limitations

          11.5.1 Except with respect to claims based on actual fraud, the rights of the Indemnified Parties under this Article 11 shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement or otherwise relating to the transactions that are the subject of this Agreement, and the Purchaser shall not be entitled to the remedy of rescission.

          11.5.2 Notwithstanding anything to the contrary contained in this Agreement, each of the following limitations shall apply to the indemnity obligations set forth in this Article 11:

               (i) the aggregate liability of the Sellers for the sum of all indemnifiable damages under this Article 11 shall not exceed an amount equal to the Closing Net Book Value;

               (ii) except for claims for indemnifiable damages made pursuant to subsections 11.1(ii), 11.1(iii), 11.1(iv), 11.2(ii), 11.2(iii), or
          11.2(iv) which claims shall be excluded from this limitation, the Sellers shall be liable under Section 11.1, and the Purchaser shall be liable under Section 11.2, for only that portion of the aggregate indemnifiable damages which exceeds $300,000 (it being understood that the Sellers and the Purchaser shall not be liable, in any event, for the first $300,000 of said indemnifiable damages); and

               (iii) the amount of any indemnifiable damages for which indemnification is provided under this Article 11 shall be calculated net of any associated accruals or reserves reflected on the books of Seller as of the Closing Date and included in the calculation of the Closing Net Book Value.

          11.5.3 In no event shall any Indemnifying Party be responsible and liable for any indemnifiable damages or other amounts under this Article 11 that are consequential, in the nature of lost profits, diminution in value, damage to reputation or the like, special or punitive or otherwise not actual indemnifiable damages. The parties shall use all commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the indemnifiable damages for which indemnification is provided under this Article.

          11.5.4 The Sellers shall not have any right of contribution against the Business with respect to any breach by the Sellers of any of their representations, warranties, covenants or agreements.

          11.5.5 The amount of any indemnifiable damages for which indemnification is provided under this Article 11 shall be reduced by any related recoveries (net of tax consequences of such recoveries) to which the Indemnified Party is entitled under insurance policies or other related payments received or receivable from third parties and any tax benefits actually received (net of any tax costs actually incurred) by the Indemnified Party or any of its Affiliates or for which the Indemnified Party or any of its Affiliates is eligible on account of the matter
     resulting   in  such   indemnifiable   damages  or  the   payment  of  such
     indemnifiable damages; provided, that with respect to any such indemnifiable damages as to which an Indemnified Party is entitled to, but has not yet received, compensation under any insurance, the expiration period with respect to such claim for indemnifiable damages shall be tolled, and if (i) the Indemnified Party notifies the Indemnifying Party of the submission of such claim to the insurer prior to the termination of the expiration period for such claim for indemnifiable damages and (ii) such compensation has been pursued in a commercially reasonable manner by the Indemnified Party but has not been received within one year after the date on which the claim for compensation is first submitted to the insurer or the insurer's agent by the Indemnified Party, the Indemnified Party may assert a claim with respect to such indemnifiable damages within 90 days after the end of such one year period; provided further, that upon payment of such indemnifiable damages by the Indemnifying Party, the Indemnified Party shall assign the right to insurance compensation to the Indemnifying Party.

12.0 MISCELLANEOUS

     12.1 Brokers' Commission. The Purchaser will indemnify and hold harmless the Sellers from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by the Purchaser to bring about, or to represent it in, the transactions contemplated hereby. The Sellers will indemnify and hold harmless the Purchaser from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by the Sellers to bring about, or to represent them in, the transactions contemplated hereby.

     12.2 Amendment and Modification. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

     12.3 Termination

          12.3.1 Anything to the contrary herein notwithstanding, this Agreement
     may  be  terminated  and  the  transactions   contemplated  hereby  may  be
     abandoned:

               12.3.1.1 by the mutual written consent of the parties hereto at any time prior to the Closing Date;

               12.3.1.2 by the Purchaser or the Sellers at any time prior to the Closing Date if there is an order of any court or other governmental body restraining, prohibiting or invalidating the sale of the Purchased Assets to the Purchaser or any other material transaction contemplated hereby, or, in the case of the Purchaser, which would materially and adversely affect the right of the Purchaser to own, operate or control the Purchased Assets;

               12.3.1.3 by the Purchaser or the Sellers in the event of the material breach by the other of any provisions of this Agreement, which breach is not remedied by the breaching party within 30 days after receipt of notice thereof from the terminating party;

               12.3.1.4 by any party in the event that one or more conditions to its closing has not been satisfied by the Closing Date or is not capable of being satisfied; or

               12.3.1.5 by any party if the Closing shall not have occurred on or before June 30, 2000, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate the Agreement to perform or observe the covenants of such party set forth in this Agreement.

If this Agreement is terminated pursuant to clauses 12.3.1.1 or 12.3.1.2 of this Subsection 12.3, no party shall have any liability for any costs, expenses, loss of anticipated profit or any further obligation for breach of warranty or otherwise to any other party to this Agreement. Any termination of this Agreement pursuant to clauses 12.3.1.3, 12.3.1.4 or 12.3.1.5 of this Subsection
12.3 shall be without prejudice to any other rights or remedies of the respective parties.

     12.4 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives. No rights or obligations hereunder may be assigned by the Purchaser or the Sellers without the prior written consent of the other, provided that the Purchaser may assign its rights and obligations hereunder to one or more wholly-owned direct or indirect subsidiaries of the Purchaser without the Sellers' prior written consent if the Purchaser irrevocably and unconditionally guarantees the performance of all the assignee's obligations under this Agreement.

     12.5 Entire Agreement. This Agreement, the Disclosure Schedule and the Exhibits and the Confidentiality Agreement dated October 15, 1999 (which shall survive in accordance with its terms) contain the entire agreement of the parties hereto with respect to the purchase of the Purchased Assets and the other transactions contemplated herein, and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof. Any reference herein to this Agreement shall be deemed to include the Disclosure Schedule and the Exhibits.

     12.6 Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     12.7 Execution in Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     12.8 Notices. Any notice, request, information or other document to be given hereunder to the Purchaser or the Sellers shall be in writing and delivered to the parties at the following addresses (or to such other address as a party may have specified by notice to the other party pursuant to this provision):

      If to the Sellers, addressed to:

                         Thermo Electron Corporation
                         245 Winter Street, Suite 300
                         Waltham, Massachusetts 02451
                         Attention: James H. DaCosta
                         Telephone: (781) 622-1219
                         Fax:  (781) 768-6655
                         E-mail: jdacosta@thermo.com

      with a copy to each of:

                         Thermo Electron Corporation
                         245 Winter Street, Suite 300
                         Waltham, Massachusetts 02451
                         Attention: General Counsel
                         Telephone: (781) 622-1198
                         Fax:  (781) 622-1283
                         E-mail: shoogasian@thermo.com

                         Hale and Dorr LLP
                         60 State Street
                         Boston, Massachusetts 02109
                         Attention:  Kenneth A. Hoxsie
                         Telephone:  (617) 526-6000
                         Fax:  (617) 526-5000
                         E-mail:  kenneth.hoxsie@haledorr.com

      If to the Purchaser, addressed to:

                         Lindberg Corporation
                         6133 North River Road, Suite 700
                         Rosemont, Illinois  60018
                         Attention:  Stephen S. Penley
                         Telephone:  (847) 823-2021
                         Fax:  (847) 823-0795
                         E-mail:  steve.penley@lindberght.com

      with a copy to:

                         Bell, Boyd & Lloyd LLC
                         70 West Madison Street, Suite 3300
                         Chicago, Illinois  60602
                         Attention:  John H. Bitner
                         Telephone:  (312) 807-4306
                         Fax:  (312) 827-8048
                         E-mail:  jbitner@bellboyd.com


Any such notice shall be deemed given (i) when received by the party to whom addressed, in the case of personal delivery; (ii) the next business day following service by overnight mail or delivery service; (iii) the third business day following the deposit in the U.S. mail, postage prepaid, registered or certified mail, return receipt requested; or (iv) upon receipt (unless after the close of business or not on a Business Day, in which case on the following Business Day) of electronic facsimile or e-mail transmission, provided that a copy of such facsimile or e-mail notice shall simultaneously be sent to the address by certified or registered mail, return receipt requested.

     12.9 Governing Law; Consent to Jurisdiction; Waiver of Jury Right. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed therein without regard to the conflicts of laws principles thereof. Each of the parties to this Agreement irrevocably consents to the exclusive jurisdiction and venue (and waives any inconvenient forum objection) of the state and federal courts located in the Commonwealth of Massachusetts for the purposes of any court proceedings hereunder and to accept service of process by any means specified in Section 12.8. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BROUGHT HEREUNDER.

     12.10 Limitation on Rights of Other Persons. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, firm, corporation or entity other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby, except as herein otherwise provided.

     12.11 Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, illegal, inoperative or unenforceable, the same shall not affect any other provision contained herein, or render the same invalid, inoperative or unenforceable to any extent whatsoever.

     12.12 Survival of Agreements. All the agreements of the parties contained in Sections 6.3, 6.4, 6.5, 6.6, 6.9, 6.10 and 6.11, and all of Articles 9.0,
10.0,  11.0 and 12.0 shall  survive the Closing and, as to Sections 6.3, 6.4 and
6.6 and all of Articles 11.0 and 12.0, the termination of this Agreement.

     12.13 Certain Definitions. The following words, terms and expressions shall have the following meanings for all purposes of this Agreement:

     "Accounts Receivable" has the meaning assigned to it in Section 4.6.

     "Adjustment Amount" has the meaning assigned to it in Section 2.1.1.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

     "Agreed Amount" has the meaning assigned to it in Section 11.3.2.

     "Agreement" means this Agreement, including the Disclosure Schedule and all of the Exhibits.

     "Ancillary   Agreements"   means  the   agreements   which  this  Agreement
contemplates being entered into between the Purchaser and any of the Sellers at or prior to Closing.

     "April 1, 2000 Statement" has the meaning assigned to it in Section 4.2.

     "Arbitrator" has the meaning assigned to it in Section 2.5.2.

     "Assumed Liabilities" has the meaning assigned to it in Section 2.3.1.

     "Business Day" means a day when commercial banks are open for conduct of normal banking business in Chicago, Illinois and Boston, Massachusetts.

     "Business Employees" has the meaning assigned to it in Section 4.16.1.

     "Business" has the meaning assigned to it in the Recitals.

     "Cal-Doran Aero-Space Claim" has the meaning assigned to it in Section 10.0

     "Cal-Doran Metallurgical Services, Inc." has the meaning assigned to it in the caption.

     "California Assets" has the meaning assigned to it in Section 3.3.

     "Cash Consideration" has the meaning assigned to it in Section 2.1.1.

     "CERCLA" has the meaning assigned to it in Section 4.15.2.

     "Claimed Amount" has the meaning assigned to it in Section 11.3.3.

     "Claim Notice" has the meaning assigned to it in Section 11.3.3.

     "Closing" has the meaning assigned to it in Section 3.1.

     "Closing Date" has the meaning assigned to it in Section 3.1.

     "Closing Net Book Value" has the meaning assigned to it in Section 2.1.1.

     "Code" has the meaning assigned to it in Section 2.2.

     "Contaminant" has the meaning assigned to it Section 4.15.2.

     "Disclosure Schedule" has the meaning assigned to it Section 4.0.

     "Electron" has the meaning assigned to it in Section 3.2.3.

     "Environmental Claim" has the meaning assigned to it in Section 11.3.2.2.

     "Environmental Claim Notice" has the meaning assigned to it in Section 11.3.2.2.

     "Environmental Law" has the meaning assigned to it in Section 4.15.2.

     "Environmental  Liabilities" are those liabilities or claims resulting from
(i) violations of any Environmental Law or Environmental Permits; (ii) any notice from any governmental authority that the Business, the Purchased Assets or the Purchased Leasehold Premises is in violation of any Environmental Law or any Environmental Permit or that any of the Sellers or the Purchaser are responsible (or potentially responsible) for Remedial Action at any location arising out of or relating to the Business, the Purchased Assets or the Purchased Leasehold Premises; (iii) any federal, state, local or private litigation or administrative proceedings involving a demand for damages or other potential liability with respect to violations of Environmental Laws by the Business, the Purchased Assets or the Purchased Leasehold Premises; (iv) any Release of any Contaminant at any property currently, or in the past, occupied by any of the Sellers in connection with the Business or any other business operated from or assets located at the Purchased Real Property or the Purchased Leasehold Premises; (v) any Contaminants located at, or migrating from, the
Purchased Real Property or the Purchased Leasehold Premises or any property currently, or in the past, occupied by any of the Sellers in connection with the Business or any other business operated from or assets located at the Purchased Real Property or the Purchased Leasehold Premises; (vi) any Underground Storage Tanks used in connection with the Business, the Purchased Assets or the Purchased Leasehold Premises; (vii) any transport, storage, treatment, recycling, reclamation or disposal of Contaminants generated by the Business, the Purchased Assets or the Purchased Leasehold Premises to or at any location other than a location lawfully permitted to receive such Contaminants, or any transportation, storage, treatment, recycling, reclamation or disposal in contravention of any applicable Environmental Law.

     "Environmental Permit" has the meaning assigned to it in Section 4.15.2.

     "ERISA" has the meaning assigned to it in Section 4.17.2.

     "ERISA Affiliate" means, with respect to any person, any corporation, trade or business which, together with such person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

     "Excluded Liabilities" has the meaning assigned to it in Section 2.4.

     "Exhibits" means the exhibits attached to this Agreement.

     "Financial Summaries" means the financial statements (including the notes thereto) of the Business referenced in Section 4.2 and constituting a part of
Section 4.2 of the Disclosure Schedule.

     "GAAP" means United States generally accepted accounting principles, applied on a basis consistent with the basis on which the Financial Summaries and Statement of Adjustment Amount were prepared.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Holco" has the meaning assigned to it in Section 1.1.13.

     "indemnifiable damages" has the meaning assigned to it in Section 11.

     "Indemnified Party" has the meaning assigned to it in Section 11.3.1.

     "Indemnifying Party" has the meaning assigned to it in Section 11.3.1.

     "IRS" has the meaning assigned to it in Section 4.17.4.

     "January 1, 2000 Statement" has the meaning assigned to it in Section 4.2.

     "Key Business Employee"- means John Wielgosz.

     "Knowledge" - an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual has actual knowledge of such fact or other matter. The Sellers will be deemed to have "Knowledge" of a particular fact or other matter if any of the following individuals has Knowledge thereof: (i) any director or executive officer of any of the Sellers,
(ii) any of the following other employees of the Sellers, namely James H. DaCosta, Christine Leonard and Brian Holt, or (iii) any Key Business Employee.

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any lease, conditional sale or rental agreement, capital lease, hire - purchase or other title retention agreement relating to such property or asset.

     "Material Adverse Effect" means a material adverse effect on or material adverse change in, directly or indirectly, (i) the business, assets, property, condition, financial position, results of operations or liabilities of the Business, the Purchased Assets or the Purchased Leasehold Premises, or (ii) the validity or enforceability of this Agreement or any of the Ancillary Agreements or the ability of any Seller to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

     "Material Contract" means any agreement, contract or commitment which (i) in the period of 12 months following Closing would reasonably be expected by any of the Sellers to involve income or expenditure in excess of $100,000, (ii) at Closing has in excess of 12 months of its term to run or (iii) would reasonably be anticipated to have a Material Adverse Effect or a material positive effect on the Business.

     "Metallurgical, Inc." has the meaning assigned to it in the caption.

     "Metal Treating Inc." has the meaning assigned to it in the caption.

     "Minnesota Assets" has the meaning assigned to it in Section 3.3.

     "Ordinary Course of Business" - an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

     "Pension Plans" has the meaning assigned to it in Section 6.9.4.

     "Permitted Liens"- means Liens for (i) taxes not yet due and payable or due but not yet delinquent or being contested in good faith by appropriate proceedings, (ii) Liens that do not affect the value or use of the Purchased Assets, (iii) Liens, if any, relating to the Purchaser's financing to which the assets are contemplated to be subject at the Closing, and (iv) Liens not included in clauses (i) or (ii) above and relating to capitalized lease financings or purchase money financings.

     "Person"  includes  an  individual,  a  partnership,  a  joint  venture,  a
corporation,   a  trust,  a  limited   liability   company,   an  unincorporated
organization and a government or any department, agency or other unit thereof.

     "Plans" has the meaning assigned to it in Section 4.17.1.

     "Proprietary Rights" means collectively trademarks, trade names, service marks, patents, patent applications, inventions, discoveries, licenses, copy rights (in both published and unpublished works), mask works, process technology, trade secrets and all applications therefor and registrations thereof.

     "Purchase Price" has the meaning assigned to it in Section 2.1.1.

     "Purchased Assets" has the meaning assigned to it in Section 1.1.

     "Purchased Contracts" has the meaning assigned to it in Section 1.1.6.

     "Purchased Fixed Assets" has the meaning assigned to it in Section 1.1.3.

     "Purchased Inventory" has the meaning assigned to it in Section 1.1.4.

     "Purchased Leasehold Premises" has the meaning assigned to it in Section 1.1.2.

     "Purchased  Leasehold  Right"  has the  meaning  assigned  to it in Section
1.1.2.

     "Purchased Real Estate" has the meaning assigned to it in Section 1.1.1.

     "Purchased Receivables" has the meaning assigned to it in Section 1.1.5.

     "Purchased Records" has the meaning assigned to it in Section 1.1.7.

     "Purchased Permits" has the meaning assigned to it in Section 1.1.9.

     "Purchased Proprietary Rights" has the meaning assigned to it in Section 1.1.8.

     "Purchased Shares" has the meaning assigned to it in Section 1.1.13.

     "Purchaser" has the meaning assigned to it in the caption.

     "Reasonable  Environmental  Expenses"  has the  meaning  assigned  to it in
Section 11.3.2.1.

     "RCRA" has the meaning assigned to it in Section 4.15.2.

     "Recalls" has the meaning assigned to it in Section 4.23.

     "Related Party" means any director, executive officer or holder of 5% or more of the capital stock of any of the Sellers, or any Affiliate of the foregoing.

     "Related Party Agreements" has the meaning assigned to it in Section 4.24.

     "Release" has the meaning assigned to it in Section 4.15.2.

     "Remedial Action" has the meaning assigned to it in Section 4.15.2.

     "Sellers" has the meaning assigned to it in the caption.

     "Statement of Assets and Liabilities" has the meaning set forth in Section 4.2.2.

     "Statement of Operations" has the meaning set forth in Section 4.2.1.

     "Sub One" has the meaning assigned to it in Section 3.3.

      "Sub Two" has the meaning assigned to it in Section 3.3.

     "Sub Three" has the meaning assigned to it in Section 3.3.

     "Subsidiary" means with respect to any Person (the "Owner") any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner of one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of Seller.

     "Terra" has the meaning assigned to it in the caption.

     "Underground  Storage  Tanks"  has the  meaning  assigned  to it in Section
4.15.2.

     "Wisconsin Assets" has the meaning assigned to it in Section 3.3.



                           [**SIGNATURES TO FOLLOW**]



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




      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


LINDBERG CORPORATION                   THERMO TERRATECH INC.


By:  /s/ Stephen S. Penley             By: /s/ Brian D. Holt
Name:    Stephen S. Penley             Name:   Brian D. Holt
Title:   Executive Vice President      Title:  President


                                       METALLURGICAL, INC.


                                       By:  /s/ John A. Wielgosz
                                       Name:    John A. Wielgosz
                                       Title:   President


                                       CAL-DORAN METALLURGICAL SERVICES, INC.


                                       By:  /s/ William Preston
                                       Name:    William Preston
                                       Title:   President


                                       METAL TREATING INC.

                                       By:  /s/ John A. Wielgosz
                                       Name:    John A. Wielgosz
                                       Title:   President

                             GUARANTY AND AGREEMENT

      THERMO ELECTRON CORPORATION, a Delaware corporation and an Affiliate of each of the Sellers, in order to induce the Purchaser to enter into this Agreement, hereby irrevocably and unconditionally guarantees the performance and payment of each of the Sellers of its obligations under Section 11 of this Agreement, and agrees that the terms of Sections 6.11 and 12.9 of the Agreement shall be binding on it to the same extent as if it were a Seller.

                                       THERMO ELECTRON CORPORATION


                                       By: /s/ Brian D. Holt
                                       Name:   Brian D. Holt
                                       Title:  Chief Operating Officer


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



                                  ASSIGNMENT OF
                            ASSET PURCHASE AGREEMENT

      As more specifically provided in Section 3.3 of the Agreement, the Purchaser hereby conveys, transfers and assigns, and Sub One, Sub Two and Sub Three hereby assume and agree to perform, all the Purchaser's right, title, interests and obligations under this Agreement.


LINDBERG CORPORATION                   C-D HEAT TREATING, INC.


By: /s/ Leo G. Thompson                By:  /s/ Leo G. Thompson
Name:   Leo G. Thompson                Name:    Leo G. Thompson
Title:  President                      Title:   President
                                       Date:    June 2, 2000


                                       MI, INC.


                                       By: /s/ Leo G. Thompson
                                       Name:   Leo G. Thompson
                                       Title:  President
                                       Date:   June 2, 2000


                                       MTI HEAT TREATING, INC.


                                       By: /s/ Leo G. Thompson
                                       Name:   Leo G. Thompson
                                       Title:  President
                                       Date:   June 2, 2000



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